EXHIBIT 10.50

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

PRENTISS OFFICE INVESTORS, L.P.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

PRENTISS OFFICE INVESTORS, L.P.

This Amended and Restated Limited Partnership Agreement (this “Agreement”) of Prentiss Office Investors, L.P., a Delaware limited partnership (the “Partnership”), is made to be effective as of January 29, 2004 by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (the “General Partner”), and Stichting Pensioenfonds ABP, a Netherlands foundation (the “Limited Partner”, together with the General Partner; the “Partners”).

RECITALS AND ASSIGNMENTS:

WHEREAS, the Partnership was formed pursuant to a Limited Partnership Agreement dated as of January 22, 2004 (the “Original Agreement”) executed by the General Partner and Prentiss Properties Limited, Inc., a Delaware corporation (“PPL”), and by the filing by the General Partner of a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware on January 22, 2004;

WHEREAS, pursuant to the Original Agreement, the General Partner owns a 51% general partnership interest in the Partnership and a 48.9% limited partnership in the Partnership, and PPL owns a 0.1% limited partnership interest in the Partnership;

WHEREAS, the General Partner does hereby assign to the Limited Partner its entire 48.9% limited partnership interest in the Partnership, and the Limited Partner hereby assumes all of the duties and obligations of the General Partner with respect to such 48.9% limited partnership interest which arise under this Agreement from and after the effective date hereof;

WHEREAS, PPL hereby assigns to the Limited Partner its 0.1% limited partnership interest in the Partnership, and the Limited Partner hereby assumes all of the duties and obligations of PPL relating to such 0.1% limited partnership interest which arise under this Agreement from and after the date hereof; and

WHEREAS, after giving effect to the foregoing assignments, the Limited Partner and the General Partner own the respective Percentage Interests set forth in Section 5.1.5 of this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Agreement is amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used herein the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

1.1.1 “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

1.1.2 “Additional Capital Contribution” has the meaning given such term in Section 5.2.1 hereof.

1.1.3 “Affiliate” means, with respect to a specified Person, (a) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, or (b) any Person that is an officer, director, trustee or general partner of, or serves in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, director, trustee or general partner, or with respect to which the specified Person serves in a similar capacity. For purposes of this definition the term “control” when used with respect to a Person means (i) the beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of 50% or more of the voting interests in such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.4 “Affiliate Contract” means any contract or other agreement between the Partnership and any Partner or Affiliate of such Partner.

1.1.5 “Affiliated Person” means any Person (other than the Partnership) composed of the General Partner and/or its Affiliates and the Limited Partner and/or its Affiliates.

1.1.6 “Agreed Purchase Price” means the purchase price that a third party has agreed to pay to purchase a Property and that has been Approved by Partners.

1.1.7 “Agreement” means this Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time.

1.1.8 “Approval” or “Approve” means the prior consent or prior written authorization by a Partner or its representatives hereunder to any decision or action taken or to be taken by the Partnership. Unless otherwise expressly provided herein, when the term “Approval” or “Approve” (or any variation thereof) is used herein, such Approval shall not be unreasonably withheld, conditioned or delayed by a Partner.

1.1.9 “Approval of Partners” means an Approval of all of the Non-Defaulting Partners at such time; provided, however, that if the Limited Partner transfers a portion of its Percentage Interest in accordance with Article XI, the “Approval of Partners” means the Approval of the Non-Defaulting Partners at such time that own 75% or more of the Percentage Interests.

1.1.10 “Arbitration Procedure” means the arbitration procedure set forth in Article XII hereof.

1.1.11 “Auditors” means PricewaterhouseCoopers, LLP, or such other national accounting firm as may be auditing the General Partner’s financial statements from time to time.

1.1.12 “Available Cash” means, with respect to any fiscal period of the Partnership, the excess of all cash receipts of the Partnership during such period over the sum of (a) all cash disbursements and expenditures paid or reserved for payment by the Partnership to defray expenses, costs, and indebtedness of the Partnership accrued during such period (including all fees and expenses paid or reserved for payment to the Partners), (b) all funds required for capital improvements (including tenant improvements and certain leasing concessions), but only to the extent that any unfunded portion of the Commitments is not sufficient to fully fund such capital improvements, (c) a reasonable allowance for cash reserves for repairs, replacements, contingencies, working capital and anticipated obligations as determined by the General Partner to be necessary to meet Partnership obligations for the next fiscal quarter or quarters and as Approved by the Limited Partner to the extent such reserves are not within the limits set forth in the applicable Business Plan and (d) such other sums as the Partners shall Approve for retention in the Partnership. If the General Partner determines that the reserves of the Partnership are in excess of the amount required for the Partnership’s operations, such reserves may be reduced by such excess and such excess shall thereupon be included in the amount of Available Cash available for distribution hereunder.

1.1.13 “Budget” has the meaning given such term in Section 8.4.1 hereof.

1.1.14 “Business Plan” means a business plan for each Property prepared pursuant to and in accordance with Section 8.4.1 hereof.

1.1.15 “Business Scope” has the meaning given such term in Section 2.3 hereof.

1.1.16 “Capital Account” has the meaning given such term in Section 7.2.1 hereof.

1.1.17 “Capital Contribution” means a capital contribution made by a Partner pursuant to Articles IV and V hereof. Only cash contributions which increase a Partner’s Capital Account shall be considered a Capital Contribution.

1.1.18 “Capital Loan” has the meaning given such term in Section 5.2.7 hereof.

1.1.19 “Certificate” has the meaning given to such term in the Recitals.

1.1.20 “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

1.1.21 “Commitments” has the meaning given to such term in Section 5.1.7.

1.1.22 “Control” or “Controlled by” or “Controlling” or any derivative thereof, when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, or by contract; provided, however, that, without limiting the generality of the foregoing, (a) any Person which, together with its Affiliates, owns, directly or indirectly, securities representing more than 50% of the value or ordinary voting power of a corporation or more than 50% of the partnership, general partnership, Partnership or other ownership interests (based upon value or vote) of any other Person is deemed to Control such corporation or other Person, (b) a general partner shall always be deemed to Control any partnership of which it is a general partner, and (c) a managing Partner or manager of a limited liability company shall always be deemed to Control any limited liability company of which it is a managing Partner or manager.

1.1.23 “Core Properties” has the meaning set forth on Exhibit A, as such meaning may be amended from time to time with the Approval of Partners.

1.1.24 “Deadlock” has the meaning set forth in Section 8.7.

1.1.25 “Deadlock Notice” has the meaning set forth in Section 8.7.

1.1.26 “Delinquent Partner” has the meaning given to such term in Section 5.2.2.

1.1.27 “Disposition” means any sale, master lease, installment sale, sale-leaseback, condominium or cooperative conversion, convertible mortgage financing or other transfer of all or a substantial portion of a Property or the related REIT Owner’s ownership interest therein.

1.1.28 “Dissolution” means dissolution of the Partnership pursuant to Section 13.1 hereof.

1.1.29 “Distribution Share” means, with respect to any sale of a Property by the related REIT Owner and with respect to each Partner, the amount that such Partner would be entitled to receive if the REIT Owner sold the Property for the Agreed Purchase Price on the projected date of closing and the Company immediately paid all Partnership expenses and other liabilities relating to such Property (including, without limitation, closing costs incurred or to be incurred in connection with such sale) and then distributed the net proceeds of the sale to the Partners in accordance with Section 6.1.

1.1.30 “Event of Default” means the occurrence of any of the following events:

(a) any material representation or warranty made by a Partner in this Agreement that was false or misleading in any material respect as of the date of this Agreement;

(b) a Partner shall fail to (i) make a Capital Contribution pursuant to Article V and such failure shall continue for 5 days after Notice thereof shall have been given to such Partner by any other Partner, or (ii) perform or observe any other material covenant or agreement contained in this Agreement to be performed or observed by such Partner, which failure shall remain unremedied for 30 days after Notice thereof shall have been given to such Partner by any other Partner;

(c) the transfer of an Interest by such Partner in violation of the restrictions on transfer set forth in Article XI hereof, except for transfers by operation of law;

(d) a Partner shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of creditors, shall enter into any composition or similar agreement with creditors, or shall suspend the transaction of all or a substantial portion of its usual business as a result of its insolvency or general failure or inability to pay its debts as they mature;

(e) a Partner shall file a petition or answer or consent seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or a Partner shall consent to the institution of proceedings thereunder or the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official to take possession of any substantial part of a Partner’s properties;

(f) there shall be entered a decree or order by a court constituting an order for relief in respect of a Partner under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or appointing a trustee, custodian, sequestrator or similar official to take possession of any substantial part of a Partner’s properties, or ordering the winding-up of or liquidation of the affairs of the Partner, and any such decree or order shall continue unstayed and in effect for a period of 60 consecutive days;

(g) the withdrawal from the Partnership by such Partner, except as permitted under the terms of this Agreement;

(h) the failure of a Partner to make an Additional Capital Contribution to which it has given its Approval pursuant to Section 5.2.1;

(i) a Partner, a Key Executive or a Successor Key Executive has misappropriated Partnership funds or has engaged in fraudulent, willful or grossly negligent conduct with respect to the Partnership or its assets; provided, however, that if the misappropriation, fraudulent or grossly negligent conduct was committed (i) by a Partner and not a Key Executive or a Successor Key Executive and (b) without the actual prior knowledge by any Key Executive or Successor Key Executive, such conduct may be cured by the Partner committing such wrongful act if, within 30 days following Partner’s knowledge of such wrongful act, such Partner makes full restitution to the Partnership of all damages caused by such conduct, terminates the employment of the employee of the Partner who committed such wrongful conduct (except in the case of grossly negligent conduct committed by such employee where the curing Partner reasonably believes that termination is not justified under the circumstances) and thereafter takes all appropriate actions necessary to remediate the situation and protect the interests of the Partnership; or

(j) a Partner has, as a result of the occurrence of any of the events described above (and without regard to whether or not such Partner has cured any related breach), caused an event of default (following expiration of applicable cure period(s)) by the Partnership to occur under any agreement with a lender to the Partnership or any REIT Owner or under any other material agreement to which the Partnership is a party; provided, however, that in no event shall the failure by any Partner to meet a financial covenant or any other covenant beyond such Partner’s reasonable control in any such agreement constitute an Event of Default.

1.1.31 “FMV Price” has the meaning set forth in Section 20.5.

1.1.32 “Forced Sale Procedure” means the forced sale procedure set forth in Article XV.

1.1.33 “GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

1.1.34 “General Partner” has the meaning set forth in the preamble.

1.1.35 “General Partner Commitment” has the meaning set forth in Section 5.1.7.

1.1.36 “Indemnified Party(ies)” has the meaning set forth in Section 9.2.1.

1.1.37 “Interest” or “Partnership Interest” means, when used with reference to any Partner, the entire ownership interest or allocated share of such Partner in Profits, Losses, tax credits, Available Cash and other Partnership assets, liabilities and distributions, and all other rights and obligations of such Partner under the terms and provisions of this Agreement and the Act.

1.1.38 “Investment Criteria” means the investment criteria set forth on Exhibit B, as such criteria may be amended from time to time with the Approval of Partners.

1.1.39 “Investment Term” means the period commencing on the date of this Agreement and ending on the eighteen month anniversary thereof; provided, however, that the General Partner and the Limited Partner may mutually agree in writing to extend such term for two additional six (6) month periods.

1.1.40 “Key Executives” has the meaning given to such term in Section 17.1 hereof.

1.1.41 “Leasing Fee” means the fee to be paid to the Manager pursuant to the Management Agreement for the leasing services provided pursuant thereto.

1.1.42 “Limited Partner” has the meaning set forth in the preamble.

1.1.43 “Limited Partner Commitment” has the meaning set forth in Section 5.1.7.

1.1.44 “Major Decision” has the meaning given such term in Section 8.2 hereof.

1.1.45 “Management Agreement” means the management and leasing agreement to be executed between a REIT Owner and Manager substantially in the form of Exhibit D.

1.1.46 “Management Fee” means the fee to be paid Manager pursuant to the Management Agreement for the management services provided by Manager pursuant thereto.

1.1.47 “Manager” means Prentiss Properties Management, L.P., a Texas limited partnership.

1.1.48 “Non-Defaulting Partner” means a Partner with respect to whom an Event of Default has not occurred.

1.1.49 “Non-Delinquent Partner” has the meaning given to such term in Section 5.2.2.

1.1.50 “Non-Exclusive Properties” means those properties located at 321 N. Clark, Chicago, Illinois and in Northern California which the General Partner is considering purchasing with an existing tenant of such property. It is contemplated that General Partner’s interest in the entity which may acquire the property located in Northern California will be 20% or less.

1.1.51 “Non-Qualifying Property” means any real property and improvements thereon that is not a Qualifying Property.

1.1.52 “Notice” shall mean a written communication given in accordance with the provisions of Section 16.3 hereof.

1.1.53 “Notice Partner” has the meaning given such term in Section 7.9.1 hereof.

1.1.54 “Partners” means the General Partner and the Limited Partner, or any substitutes, replacements or permitted transferees hereunder for either the General Partner or the Limited Partner.

1.1.55 “Partnership” has the meaning set forth in the preamble.

1.1.56 “Percentage Interest” has the meaning set forth in Section 5.1.5. Reference to a majority or a specified percentage in Interest of the Partners shall mean Partners whose Interests represent a majority or such specified percentage, respectively, of the Percentage Interests of all of the Partners.

1.1.57 “Performance Standard” has the meaning set forth in Section 8.1.

1.1.58 “Permitted Investments” means

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500 million and has at least an A credit rating from Standard & Poor’s Ratings Group or an A2 credit rating from Moody’s Investors Service, Inc.; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

1.1.59 “Person” means any individual, partnership, corporation, trust or other entity, or any government or political subdivision, or any agency, department or instrumentality thereof.

1.1.60 “PPT” means Prentiss Properties Trust, a Maryland real estate investment trust.

1.1.61 “Preferred Return” means a return on any Partner’s Unreturned Capital Contribution of ten percent (10%) per annum, compounded on the first day of each calendar year and earned from the date on which each Capital Contribution is funded until the date it is fully returned by distributions of cash or other assets (including stock in a REIT Owner) pursuant to Section 6.1(c) or Section 13.2.1(d) hereof. For purposes of calculating the Preferred Return, each distribution by the Partnership to such Partner shall be credited first in payment of the Preferred Return accrued on the balance of such Partner’s Unreturned Capital Contribution as of the date of such distribution and second in return of such Unreturned Capital Contribution.

1.1.62 “Prime Rate” means the prime rate as reported by the Wall Street Journal in the Money Rates section, on the date the advance, contribution, investment or payment in question is made, or if the Wall Street Journal does not publish a prime rate, Prime Rate shall be the average of the prime rates publicly announced by the five largest national banks in the United States.

1.1.63 “Profits” or “Losses” mean, respectively, for any Partnership fiscal period, the net income or losses recognized by the Partnership for purposes of determining Capital Accounts under Section 7.2 for such period, including, without limitation, each item of Partnership income, gain, loss or deduction, including capital gains and capital losses.

1.1.64 “Promote Payments” means, with respect to each Partner, the payments to which such Partner is entitled to receive pursuant to Section 6.1(e).

1.1.65 “Property” means a Qualifying Property or a Non-Qualifying Property acquired by the Partnership pursuant to Section 5.1.2.

1.1.66 “PSA” has the meaning given to such term in Section 5.1.1.

1.1.67 “Purchase Price” has the meaning given to such term in Section 5.1.2.

1.1.68 “Qualified Institutional Investor” means, for purposes of Section 11.1 hereof: (a) a pension fund, pension trust or pension account that has total real estate assets of at least $1 billion, at least $100 million of which shall be office properties; (b) a pension fund advisor who, immediately prior to such transfer, controls at least $1 billion of real estate assets, at least $100 million of which shall be office properties; or (c) any other Person with a net worth (or comparable measurement of equity value) of at least $500 million, and which, immediately prior to a transfer, controls real estate equity assets of at least $1 billion, at least $100 million of which shall be office properties.

1.1.69 “Qualifying Property” has the meaning given to such term in Section 5.1.1.

1.1.70 “Regulations” means the U.S. Treasury regulations promulgated under the Code, as such U.S. Treasury regulations shall be in effect from time to time.

1.1.71 “REIT Owner” means a trust or other entity to be formed pursuant to Section 5.1.2 to own a Property.

1.1.72 “Responding Partner” has the meaning set forth in Section 15.1.

1.1.73 “Response Date” has the meaning set forth in Section 15.3.

1.1.74 “Successor Key Executive” has the meaning given to such term in Section 17.1 hereof.

1.1.75 “Target Markets” means the geographic areas (including suburbs) of Washington, D.C., Northern Virginia, Chicago, Illinois, Dallas/Fort Worth, Texas, San Diego, California, Orange County, California, Northern California (including East Bay, San Francisco and Silicon Valley) and such other geographic areas as may be determined with the Approval of Partners.

1.1.76 “Tax Matters Partner” has the meaning given such term in Section 7.9.1 hereof.

1.1.77 “Taxable Income” or “Taxable Loss” means, respectively, and for any calendar quarter, calendar year or other fiscal period applicable to the Partnership, the income or losses recognized by the Partnership for U.S. federal income tax purposes for such period, including without limitation, each item of Partnership income, gain, loss or deduction, including capital gains and capital losses.

1.1.78 “Term” has the meaning set forth in Section 2.6.

1.1.79 “Transaction” has the meaning set forth in Section 16.13(b).

1.1.80 “Unreturned Capital Contribution” as of any date shall mean the aggregate Capital Contributions made by a Partner through such date pursuant to Section 4.8 and Article V, minus distributions of cash or other assets (including stock in a REIT Owner) made to such Partner through such date pursuant to Section 6.1(d) hereof and Section 13.2.1(d).

1.1.81 “Value-Added Properties” has the meaning set forth in Exhibit A, as such meaning may be amended from time to time with the Approval of Partners.

ARTICLE II.

FORMATION, PURPOSES AND DURATION

2.1 Formation. The Partnership has been formed through the filing of the Certificate by the General Partner under the Act. The parties hereto are entering into this Agreement in order to complete and perfect the organization of the Partnership and to provide for the conduct of its business. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2 Name. The name of the Partnership shall be “Prentiss Office Investors, L.P.”. The business of the Partnership shall be conducted under the name of “Prentiss Office Investors, L.P.” or such other name as the General Partner may from time to time determine, provided that such other name may not in any way reference the identity Stichting Pensioenfonds ABP. The General Partner shall give prompt notice to the Limited Partner of any change in the name of the Partnership and shall not identify the Limited Partner in any such name change without the Limited Partner’s Approval.

2.3 Purposes and Business. The sole and only purpose and business of the Partnership is: (a) to acquire, own, deal with and dispose of ownership interests in the REIT Owners, which REIT Owners shall acquire, own, lease, operate, manage and sell the Properties, in each case as more fully described in and subject to the applicable limitations, restrictions and other provisions of this Agreement, as an investment for the production of income and profit; (b) to engage in such other activities as are reasonably necessary or appropriate to effectuate the foregoing; and (c) to engage in such other business with the Approval of Partners (the “Business Scope”).

2.4 Place of Business. The principal office and place of business of the Partnership shall be located at 3890 West Northwest Hwy., Suite 400, Dallas, Texas 75220, or at such other place as the General Partner may from time to time designate by Notice given to the Limited Partner, provided that the Partnership shall not have its place of business in any jurisdiction which would require the Limited Partner to file a local tax return in such jurisdiction solely as a result of (a) such Limited Partner’s ownership of its Interest and (b) the Partnership having its home office in that jurisdiction.

2.5 Title to Partnership Property. Legal title to each Property shall be owned by a REIT Owner. Legal title to other property and assets of the Partnership shall be taken and at all times held in the name of the Partnership, or held in the name of a trustee for the Partnership provided that the Partnership is specifically designated by name as sole beneficiary or principal under a written trust agreement executed by any such trustee. The manner of holding title to the Partnership’s property and assets, whether in the name of the Partnership or such trustee, is solely for the convenience of the Partnership, all such property and assets of the Partnership shall be treated as owned by the Partnership subject to the terms of this Agreement, and the power to direct any such trustee shall rest solely in the Partnership and shall be exercisable solely upon the direction of the General Partner except as otherwise provided in this Agreement.

2.6 Term. The term of the Partnership (the “Term”) commenced upon the filing of the Certificate with the office of the Secretary of State of the State of Delaware and shall continue until the Partnership has been dissolved and its affairs wound up in accordance with the provision of Article XIII.

2.7 Qualification. The Partnership shall qualify and register as a foreign limited partnership, if required, and shall file assumed name certificates in each jurisdiction where required by reason of the nature of its business or the ownership of its Property, and shall otherwise file such instruments and documents in such public offices in such other jurisdictions as is necessary in order to give effect to the provisions of this Agreement. The Partnership shall also qualify and register each REIT Owner in each jurisdiction where required by reason of the ownership of its Property.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations, Warranties and Covenants of the General Partner. The General Partner hereby makes the following representations and warranties to, and covenants with, the Limited Partner, with full knowledge that the Limited Partner is acting in reliance thereon in executing this Agreement and entering into and carrying on a limited partnership with the General Partner pursuant hereto:

3.1.1 Organization. The General Partner is, and during the term of this Agreement shall, at all times, continue to be a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.1.2 Authority. The General Partner has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the General Partner of this Agreement, and the performance by the General Partner of its obligations hereunder, have been duly and validly authorized, and no other actions on the part of the General Partner are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the General Partner, and this Agreement and all exhibits and documents executed and delivered by the General Partner in connection with the consummation of the transactions contemplated hereby, are the valid and legally binding obligations of the General Partner, enforceable against the General Partner in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor’s rights generally and by principles of equity (whether considered in a proceeding at law or in equity). No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by the General Partner of this Agreement.

3.1.3 No Violation. The execution, delivery and performance by the General Partner of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the General Partner’s charter documents or partnership agreement; (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material instrument, contract or other agreement, including, but not limited to, any non-competition agreement or any agreement restricting the General Partner or any Affiliate’s ability to engage in any business endeavor, to which the General Partner or any Affiliate is a party, or by or to which the General Partner or any Affiliate or any of their respective assets or properties may be bound or subject; (c) violate any order, writ, judgment, injunction, award or decree of any federal, state, local or foreign court, arbitrator or governmental or regulatory body against, or binding upon, the General Partner or any Affiliate or any of their respective assets or properties; (d) violate any statute, law or regulation of any governmental or regulatory body; or (e) result in the creation or imposition of any lien, charge or encumbrance of any nature or description upon any of the properties, assets or businesses of the General Partner or any Affiliate, including, without limitation, the Property or the General Partner’s Interest.

3.1.4 Brokers. Neither the General Partner nor any Affiliate has engaged any broker, finder or investment banker in connection with the Partnership created hereby, the acquisition by the Partnership of the Property or any other transactions contemplated by this Agreement.

3.2 Representations, Warranties and Covenants of the Limited Partner. The Limited Partner hereby makes the following representations and warranties to, and covenants with, the General Partner, with full knowledge that the General Partner is acting in reliance thereon in executing this Agreement and entering into and carrying on a limited partnership with the Limited Partner pursuant hereto:

3.2.1 Organization. The Limited Partner is and during the term of this Agreement shall, at all times, continue to be a “stichting” or foundation duly organized, validly existing and in good standing under the laws of the Netherlands.

3.2.2 Authority. The Limited Partner has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Limited Partner of this Agreement, and the performance by the Limited Partner of its obligations hereunder, have been duly and validly authorized by the officers of the Limited Partner, and no other corporate actions on the part of the Limited Partner are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Limited Partner and this Agreement and all exhibits and documents executed and delivered by the Limited Partner in connection with the consummation of the transactions contemplated hereby, are the valid and legally binding obligations of the Limited Partner, enforceable against the Limited Partner in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor’s rights generally and by principles of equity (whether considered in a proceeding at law or in equity). No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by the Limited Partner of this Agreement.

3.2.3 No Violation. The execution, delivery and performance by the Limited Partner of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the charter documents, by-laws or similar organizational documents of the Limited Partner; (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Limited Partner is a party, or by or to which the Limited Partner or any of its assets or properties may be bound or subject; (c) violate any order, writ, judgment, injunction, award or decree of any federal, state, local or foreign court, arbitrator or governmental or regulatory body against, or binding upon, the Limited Partner or any of its assets or properties; (d) violate any statute, law or regulation of any governmental or regulatory body; or (e) result in the creation or imposition of any lien, charge or encumbrance of any nature or description upon any of the properties, assets or businesses of the Limited Partner or the Partnership, including, without limitation, the Limited Partner’s Interest.

3.2.4 Brokers. Neither the Limited Partner nor any Affiliate has engaged any broker, finder or investment banker in connection with the Partnership created hereby, the acquisition by the Partnership of the Property or any other transactions contemplated by this Agreement.

ARTICLE IV.

FEES AND EXPENSES

4.1 Expenses. Except as otherwise provided in this Agreement, the expenses of the Partnership shall be allocated between the General Partner and the Limited Partner according to their respective Percentage Interests when such expenses are incurred. Each Partner shall be reimbursed by the Partnership for amounts advanced by such Partner for Partnership expenses. Such expenses include, without limiting the generality of the foregoing, Property-related out-of-pocket due diligence costs with respect to any Property the acquisition of which has been approved pursuant to Section 5.1.2, Property-related out-of-pocket acquisition costs for any Property the acquisition of which was not approved pursuant to Section 5.1.2 (not to exceed $250,000 per year), capital costs, operating expenses, financing costs and sales costs. If the Limited Partner preliminarily approves a proposed acquisition under Section 5.1.1 and subsequently rejects the consummation of such acquisition, only the out-of-pocket due diligence expenses incurred by the Partnership in connection with the proposed acquisition prior to the Limited Partner’s rejection of such acquisition will be treated as a Partnership expense. All expenses incurred after the Limited Partner’s rejection shall be borne solely by the Partner incurring such expenses. Expenses incurred by any Partner in connection with the Business Scope which are not reimbursable pursuant to this Article IV or do not otherwise have the Approval of Partners shall not be a Partnership expense except as otherwise expressly provided herein. Neither the Partners nor any of their Affiliates or the respective principals or employees of either of them shall be entitled to any reimbursement for any costs and expenses or paid any salary or other compensation incurred in furtherance of the Business Scope, except (a) as expressly provided in this Article IV, (b) pursuant to the agreements referenced in Sections 4.3, 4.4 and 4.5, or (c) as expressly provided in a Business Plan or other writing Approved by the Partners.

4.2 Organizational Costs. Except as otherwise provided in this Agreement, the third party legal and accounting fees and expenses and all other third party costs and expenses incurred by each Partner in connection with the formation and organization of the Partnership shall be a Partnership expense, reimbursable to the Partner incurring such expense, and shall be allocated between the General Partner and the Limited Partner according to their respective Percentage Interests.

4.3 Management Fee. Pursuant to each Management Agreement, the Manager or an Affiliate shall be entitled to receive, from the REIT Owner owning the applicable Property described in a Management Agreement, the Management Fee designated in such Management Agreement attached hereto as Exhibit D, for providing the management services contemplated thereby.

4.4 Leasing Fee. Pursuant to each Management Agreement, the Manager or an Affiliate shall be entitled to receive, from the REIT Owner owning the applicable Property described in a Management Agreement, the Leasing Fee designated in such Management Agreement attached hereto as Exhibit D, for providing the leasing services contemplated thereby.

4.5 Asset Management Fee. For each fiscal quarter, the General Partner or its designated Affiliate shall be entitled to receive an asset management fee equal to 0.75% per annum of the average aggregate Unreturned Capital Contributions of the Partners made through the end of such fiscal quarter pursuant to Article V, calculated in arrears. Such asset management fee shall be paid to the General Partner or its designated Affiliate within five (5) business days after the last day of each fiscal quarter.

4.6 Reimbursement of Tax Accountant Costs. The Partnership shall not reimburse the General Partner for any overhead related costs and expenses other than as expressly provided herein and other than the reimbursement of costs of a tax accountant hired by General Partner for the administration of the various REIT Owners formed pursuant to Section 5.1 as follows: (a) no reimbursement for any fees paid in connection with the formation of the first two such REIT Owners formed pursuant to Section 5.1; (b) $50,000 of annual reimbursement in the aggregate for tax accountant costs in connection with the administration of the next six such REIT Owners formed pursuant to Section 5.1, such reimbursement to commence with the formation of the third such REIT Owner; and (c) $80,000 of annual reimbursement in the aggregate for tax accountant costs in connection with the administration of the ninth and all additional REIT Owners formed pursuant to Section 5.1, such reimbursement to commence with the formation of the ninth such REIT Owner.

4.7 Other Payments. The Partnership shall make the payments to the Partners specifically contemplated in the last paragraph under the heading “Diversification” on Exhibit B hereto.

4.8 Capital Contributions to Pay Fees and Expenses Payable Pursuant to this Article IV. If the Partnership does not have sufficient cash to pay or reimburse the fees and expenses which a Partner is to receive pursuant to this Article IV, then the General Partner shall be entitled to request a Capital Contribution pursuant to Section 5.1 below.

ARTICLE V.

CONTRIBUTIONS AND FINANCING

5.1 Contributions and Percentage Interests. The Partners shall make contributions to the capital of the Partnership in accordance with Section 4.8 and this Article V (each a “Capital Contribution”) and shall have Percentage Interests as provided in this Section. If the General Partner determines that Capital Contributions are necessary pursuant to Section 4.8 above, then, within five (5) business days after the General Partner requests such Capital Contributions, the Partners will make Capital Contributions equal to their respective Percentage Interests of the amounts requested by the General Partner. The General Partner shall be authorized to estimate the amount of fees and expenses to be paid or reimbursed pursuant to Article IV over the six (6) month period following the request for Capital Contributions described in Section 4.8 in determining the amount of Capital Contributions to be requested to pay or reimburse such sums.

5.1.1 Presentation of Potential Acquisition and Approval Process. During the Investment Term, the Partners will hold bi-monthly meetings (which may be conducted telephonically) to discuss any potential Core Properties and Value-Added Properties identified by the General Partner which meet the Investment Criteria and may be acquisition targets for the Partnership (each, a “Qualifying Property”). If the General Partner locates a Qualifying Property, the General Partner shall prepare a preliminary one to two page summary of the material terms of the proposed acquisition of such Qualifying Property and provide the preliminary summary to the Limited Partner. Within 10 business days after the receipt of such preliminary summary, the Limited Partner will either preliminarily Approve, in its sole discretion, proceeding with the proposed acquisition, deny such Approval, in its sole discretion, or request any additional information reasonably necessary in order for it to make a decision with respect to the proposed acquisition. If the Limited Partner requests such additional information, then it will either preliminarily Approve, in its sole discretion, proceeding with the proposed acquisition or deny such Approval, in its sole discretion, within 10 business days after the receipt of such additional information. If the Limited Partner preliminarily Approves, in its sole discretion, proceeding with the proposed acquisition, then the General Partner shall attempt to negotiate the purchase of the Qualifying Property, and, if successful, the General Partner, within a reasonable period of time, shall cause the Partnership or an Affiliate of either the Partnership or the General Partner to commence the negotiation of a contract of sale for the purchase of such Qualifying Property (a “PSA”) with a feasibility period to evaluate the Qualifying Property. Unless the General Partner elects to cause such PSA to be terminated prior to the expiration of the feasibility period, the General Partner shall, at least 10 business days prior to the end of the feasibility period, prepare an investment memorandum in the form customarily prepared by General Partner for such proposed acquisition containing all of the information the General Partner believes is reasonably necessary for the Limited Partner to make a decision regarding the purchase of the Qualifying Property and deliver it to the Limited Partner. Within 10 business days after the receipt of such investment memorandum, the

Limited Partner will either Approve, in its sole discretion, the proposed acquisition pursuant to the applicable PSA, deny such Approval, in its sole discretion, or, no later than 3 business days following its receipt of the initial investment memorandum, request any additional information reasonably required in order for it to make a decision with respect to the proposed acquisition. If the Limited Partner timely requests such additional information, then it will Approve, in its sole discretion, the proposed acquisition or deny such Approval, in its sole discretion, within the later of (a) 10 business days after its receipt of the initial investment memorandum, or (b) 5 business days after the receipt of such additional information and, if necessary to allow the Limited Partner sufficient time to make its decision in accordance with this clause (b), the General Partner will use its diligent efforts to secure an extension of the feasibility period. Notwithstanding the foregoing time periods for Approval by the Limited Partner, the Limited Partner shall in all instances Approve or reject the acquisition prior to the expiration of the feasibility period stated in the PSA for the proposed Qualifying Property; however, if the Limited Partner requests additional information following its receipt of an investment memorandum for a proposed Qualifying Property, then the General Partner, no later than the date on which it delivers the additional information requested, shall notify the Limited Partner (i) of the last day of the feasibility period stated in the related PSA for a proposed Qualifying Property, and (ii) whether such feasibility period will expire earlier than the 10 business day or 5 business day time period, as applicable, for the Limited Partner’s response, as provided in the preceding sentence, for its Approval or rejection of a proposed Qualifying Property. If a proposed Qualifying Property acquisition by the General Partner consists of a portfolio of two or more such Qualifying Properties, then the Limited Partner must agree to make an investment in all such Properties or refrain from making any investment in any of such Qualifying Properties. Once the acquisition of a Qualifying Property has been Approved, the General Partner shall deliver the executed PSA to the Limited Partner relating to the acquisition. Notwithstanding anything herein to the contrary, the General Partner shall have the sole option to terminate a PSA prior to the expiration of the feasibility period.

5.1.2 Approved Acquisitions. If the Limited Partner Approves the proposed acquisition pursuant to Section 5.1.1 above or Section 5.1.4(c)(i) below, the Partners shall make Capital Contributions to the Partnership within five (5) business days after the General Partner requests such Capital Contributions equal to their respective Percentage Interests of the Purchase Price for such acquisition.

For purposes of this Section 5.1.2, “Purchase Price” shall mean the sum of (i) the total estimated acquisition costs for the Property, plus (ii) capital reserves and working capital necessary for such Property and consistent with the investment memorandum for such Property or as otherwise Approved by the Partners, plus (iii) any earnest money and due diligence costs incurred or to be incurred in connection with the acquisition of the Property, plus (iv) costs, expenses and filing fees incurred to form the REIT Owner which will own such Property, as the amounts described in clauses (i), (ii), (iii) and (iv) may be reasonably estimated by the General Partner. In connection with each such acquisition of Property, the General Partner will form a new REIT Owner, and such REIT Owner will enter into a Management Agreement for the management and leasing of such Property by the Manager. The Property will be acquired by or contributed to such REIT Owner and will be the sole asset of such REIT Owner. Each such REIT Owner will be a Maryland real estate investment trust, unless the Partners otherwise mutually Approve formation of a different type of entity or the formation of an entity in a different state, that is qualified as and elects to be treated as a real estate investment trust under Section 856 of the Code. Except as otherwise expressly provided in the final sentence of Section 5.2.1 or in Section 5.2.6, in no event will the Capital Contributions required of the Limited Partner and the General Partner exceed the Limited Partner Commitment and the General Partner Commitment, respectively, without the Approval of Partners, which may be withheld in their respective sole discretion.

5.1.3 Rejected Acquisitions. Notwithstanding anything in this Agreement to the contrary, if the Limited Partner rejects the proposed acquisition of a Qualifying Property pursuant to Section 5.1.1 above, or if no notice of Approval is timely received by the General Partner after the Limited Partner’s receipt of the investment memorandum pursuant to Section 5.1.1 above, then the General Partner or any of its Affiliates may purchase such Property for its own account on terms which are not materially more favorable than those offered to the Partnership unless such Property is reoffered to the Limited Partner on the more favorable terms, and if either (a) the General Partner elects to acquire such Property on terms which are not materially more favorable than those offered to the Limited Partner, or (b) if such Property has been reoffered to the Limited Partner on the more favorable terms and the Limited Partner does not Approve, in its sole discretion, the acquisition thereof by the Partnership, then the Limited Partner will have no further rights or obligations with respect to such Property.

5.1.4 Exclusivity Period.

(a) During the Investment Term, so long as the Partners have not made Capital Contributions to the Partnership equal to or in excess of 95% of the total amount of the Commitments, (i) neither the General Partner nor any of its Affiliates may acquire any Qualifying Property and (ii) neither the Limited Partner nor any of its Affiliates, in each case to the extent they have discretionary authority over what properties to acquire, may acquire any Qualifying Property without first offering the Property to the Partnership for consideration in accordance with the provisions of Section 5.1.1.

(b) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 5.1.4(a) shall not apply to the acquisition of the Non-Exclusive Properties by the General Partner or one of its Affiliates for its own account, and the General Partner or one of its Affiliates shall be free to acquire the Non-Exclusive Properties without regard to such provisions.

(c) The General Partner may, but is not obligated to, give the Limited Partner an option to acquire an interest, directly or indirectly, in any Non-Qualifying Property or group of Non-Qualifying Properties either (i) by a REIT Owner on behalf of the Partnership or (ii) as a co-investment by the Partners (or their Affiliates) outside of the Partnership. The Limited Partner shall be under no obligation to acquire any Non-Qualifying Property and any rejection thereof by the Limited Partner shall not count as one of the Limited Partner’s rejections pursuant to Section 5.1.4(d). Any acquisition of a Non-Qualifying Property that is Approved by the Limited Partner shall be acquired subject to the acquisition procedure set forth in Section 5.1.1.

(d) In the event the Limited Partner rejects three proposed acquisitions of Qualifying Properties, or rejects two consecutive proposed acquisitions of Qualifying Properties, then either Partner shall have the right to terminate the Investment Period upon Notice to the other Partner.

5.1.5 Percentage Interest. The General Partner’s “Percentage Interest” is, as of the date hereof, 51%, and the Limited Partner’s “Percentage Interest” is, as of the date hereof, 49%. Each Partner’s respective Percentage Interest may be changed in the event such Partner transfers a portion of its Interest in accordance with Article XI. The Percentage Interests of the General Partner and Limited Partner may be changed pursuant to clause (y) of Section 5.2.2(e) and Section 5.2.4 hereof.

5.1.6 1031 Exchange Exception. Notwithstanding anything to the contrary in this Agreement, any Qualifying Property may be acquired by the General Partner or an Affiliate of the General Partner for its own account and included in a transaction that meets the requirements of Section 1031 of the Code if, prior to committing to do such acquisition, all of the following conditions are satisfied:

(a) the General Partner’s taxable gain from the sale of the Property being transferred in connection with the transaction exceeds $2 million;

(b) the General Partner cannot reasonably identify or acquire another piece of property that is not a Core Property or a Value-Added Property that would be a suitable replacement property;

(c) the General Partner identifies the relevant replacement property within 45 days after the sale of the replaced property in a notice provided to the Limited Partner together with a reasonably-detailed confirmation that the conditions in this Section 5.1.6 have been satisfied; and

(d) without the Approval of the Limited Partner, which may be withheld in its sole discretion, the General Partner shall be limited to using not more than two Qualifying Properties as replacement properties in any 12 month period during the Investment Period.

5.1.7 Capital Commitments. During the term of this Agreement, the General Partner has agreed to make Capital Contributions to the Partnership of up to $104,000,000 in the aggregate (the “General Partner Commitment”), and the Limited Partner has agreed to make Capital Contributions to the Partnership of up to $100,000,000 in the aggregate (the “Limited Partner Commitment” together with the General Partner Commitment, the “Commitments”). On or about the date of this Agreement, the Partners will make the Capital Contributions and take the other actions set forth on Exhibit C hereto. During the Investment Term, any proceeds constituting a return of a Capital Contribution (as opposed to a return on a Capital Contribution) received by a Partner in connection with the disposition of any Property shall be subject to recall for additional acquisitions Approved pursuant to Section 5.1.2 or 5.1.3 and, if so recalled by the General Partner, shall be recontributed to the Partnership by such Partner up to the amount of the Partners’ respective Commitments. Any such proceeds received by a Partner that constitute the payment of a Partner’s Preferred Return, however, shall not be subject to recall by the Partnership during the Investment Term or at any other time.

By way of example, if during the Investment Term the Limited Partner has made total Capital Contributions of $80,000,000 of its $100,000,000 Limited Partner Commitment, and there was a distribution to the Limited Partner resulting in a return of a Capital Contribution equal to $30,000,000, then (a) the $30,000,000 distributed to the Limited Partner is subject to being recalled during the Investment Term pursuant to this Section 5.1.7, and (b) the Limited Partner is committed to make during the Investment Term for Approved acquisitions of Property an additional $20,000,000 Capital Contribution out of its original $100,000,000 Limited Partner Commitment pursuant to the first sentence of this Section 5.1.7.

5.2 Additional Capital Contributions.

5.2.1 Contributions. The Approval of Partners is required pursuant to Section 8.2 hereof for any Capital Contributions in excess of (a) the Commitments (which, except as otherwise expressly provided in this Section 5.2.1, may be granted or withheld in a Partner’s sole discretion), (b) financing obtained by the Partnership as described in Section 5.2.7 hereof and (c) Available Cash, which the General Partner believes are necessary in order for the Partnership to carry out the Partnership’s purpose and conduct its business. Any Capital Contributions which have the Approval of Partners pursuant to this Section 5.2.1, or are otherwise expressly permitted pursuant to this Section 5.2.1 or Section 5.2.6 without the Approval of the Partners, shall be deemed “Additional Capital Contributions” hereunder and shall be required within 10 business days following the General Partner’s request therefor, in an amount equal to each Partner’s respective Percentage Interest of any such total Additional Capital Contributions. Notwithstanding anything in this Section 5.2 or Section 8.2(k) to the contrary, the Partners shall be required to make Additional Capital Contributions, within 10 business days following the General Partner’s request therefor, in an amount equal to their respective Percentage Interests of Additional Capital Contributions which the General Partner reasonably determines are necessary for the maintenance or repair of a Property or are required for a Property to comply with applicable law. Any request for Additional Capital Contributions pursuant to this Section 5.2.1 shall be accompanied by a reasonably detailed description of the reason(s) for the request.

5.2.2 Failure to Make Contributions. If any Partner fails to contribute timely all or any portion of any Capital Contribution that it is obligated or has otherwise agreed to contribute pursuant to the provisions of Article V (such Partner being herein referred to as the “Delinquent Partner”), the other Partner (referred to as a “Non-Delinquent Partner”) may, at its option, at any time following the date of default and prior to the date such default is cured, elect any one or more of the following rights and remedies:

(a) Advance the Capital Contribution required of the Delinquent Partner, on behalf of such Delinquent Partner, which advance shall constitute a loan by the Non-Delinquent Partner to the Delinquent Partner. The Non-Delinquent Partner shall have a security interest pursuant to the Uniform Commercial Code of the State of Delaware in the Percentage Interest of the Delinquent Partner in accordance with Section 5.2.3 below, and if such loan is not repaid, together with interest at a rate 800 basis points (8%) in excess of the Prime Rate (but in no event in excess of the highest lawful rate) from the date of advance until the date repaid, within 45 days after such loan is advanced, the Non-Delinquent Partner shall be entitled to either (i) subject to the limitations on personal liability set forth below, seek repayment of such loan by all appropriate judicial and/or non-judicial proceedings, including, but not limited to, the right to foreclose its security interest in the Interest of the Delinquent Partner in accordance with applicable law or (ii) extend such loan for such period of time as the Non-Delinquent Partner determines. Notwithstanding anything in this Agreement to the contrary, if the Non-Delinquent Partner elects to make a loan to a Delinquent Partner pursuant to this Section 5.2.2(a), then the Non-Delinquent Partner also, in lieu of advancing the Capital Contribution required of it as capital, instead may elect to treat the Capital Contribution required of and made by the Non-Delinquent Partner as a loan by the Non-Delinquent Partner to the Partnership which bears interest at the interest rate described in this Section 5.2.2(a), and all such loans so made by the Non-Delinquent Partner shall be repayable pursuant to Sections 6.1(a) and (b) or Section 13.2.1(b) hereof;

(b) Withdraw its Capital Contribution and continue for all other purposes to be treated as a Non-Defaulting Partner; or

(c) Subject to the limitation on liability set forth in Section 5.2.2(d) hereof, a Non-Delinquent Partner may, in addition to any specific rights and remedies provided for herein, exercise any other rights or remedies to which such Partner may be entitled at law or in equity.

(d) Notwithstanding anything in this Section 5.2 to the contrary, if a Delinquent Partner fails to make an Additional Capital Contribution pursuant to this Section 5.2, neither the Delinquent Partner nor its respective shareholders, officers or directors shall have any personal liability with respect to the Additional Capital Contribution not made, and the Non-Delinquent Partner may not pursue any action to compel payment of the Additional Capital Contribution except as otherwise expressly permitted in this Section 5.2, but the Delinquent Partner shall not be liable for any deficiency judgment following the foreclosure of any such security interest.

(e) Notwithstanding anything in this Article V to the contrary, if the Limited Partner Approves the proposed acquisition of a Property pursuant to Section 5.1.1 above, but either Partner fails to make the Capital Contribution for the purchase of such Property requested by the General Partner pursuant to Section 5.1.2 and the Contributing Partner (as hereinafter defined) does not elect to cause the Partnership to purchase the Property as provided below in this Section 5.2.2(e), then either (i) the Partner which has made the Capital Contribution so requested (the “Contributing Partner”) can terminate the PSA for the purchase of such Property, in which event the Partner which failed to contribute such Capital Contribution (the “Noncontributing Partner”) shall be solely and personally liable for 100% of the earnest money forfeited by the

Partnership as a result of the termination of such PSA, together with 100% of all due diligence costs theretofore incurred by the Partnership or any Partner in connection with the acquisition of such Property pursuant to such terminated PSA and that would be reimbursable to the Partnership or such Partner if the acquisition had occurred, with such reimbursement to be due within 10 business days following a written demand therefor and to bear interest at the rate of 8% in excess of the Prime Rate (but in no event in excess of the highest lawful rate) from the date due until repaid, or (ii) the Contributing Partner can purchase the Property for itself or through an Affiliate pursuant to the PSA and the Noncontributing Partner shall not have a right to participate in such purchase. In the event that the Contributing Partner elects to purchase the Property for itself or through an Affiliate, there shall be no obligation for the Contributing Partner, or the Affiliate that is purchasing the Property, to reimburse the Partnership (or individual Partner) for any earnest money, due diligence costs, or other costs incurred by the Partnership in connection with the Property, and all third party reports and reports prepared by the Partners shall be the sole property of the purchasing Contributing Partner or Affiliate thereof. If the Contributing Partner does not elect either of the options described in clause (i) or (ii) above in this Section 5.2.2(e), the Contributing Partner may cause the Partnership to purchase the Property Approved by the Limited Partner pursuant to Section 5.1.1, and, at the time of making such election to cause the Partnership to purchase the Property, (x) the Contributing Partner may elect to advance the Capital Contribution on behalf of the Noncontributing Partner as a loan to the Noncontributing Partner pursuant to Section 5.2.2(a) above, or (y) if the General Partner is the Contributing Partner, the General Partner may advance the Capital Contribution on behalf of the Limited Partner as a Capital Contribution, and cause the Percentage Interests of the Partners to be recalculated, as of the date such advance under this clause (y) is made, in the manner set forth in Section 5.2.4 below. For purposes of such recalculation, the General Partner shall be deemed as having made a Capital Contribution to the Partnership in an amount (the “Contribution Bonus”) equal to 135% of the actual Capital Contributions so contributed by the General Partner. The amount of such Capital Contribution as so calculated pursuant to this clause (y) will be deemed a Capital Contribution for all purposes under this Agreement and will reduce the Capital Account balance of the Limited Partner by an equal amount.

5.2.3 Grant of Security Interest. Subject to the limitation on liability set forth in Section 5.2.2(d) hereof, each Partner hereby grants to each of the other Partners, as security for the payment of all Capital Contributions to be made by such Partner, a security interest in and to its Interest, all pursuant to and in accordance with the provisions of the Uniform Commercial Code of the State of Delaware, and agrees that in the event of any default in the payment of said Capital Contribution which default continues for a period of 45 days after a loan has been advanced pursuant to Section 5.2.2(a) and the Non-Delinquent Partner has not elected to extend the term of such loan pursuant to clause (ii) of Section 5.2.2(a), each Non-Delinquent Partner shall have and is hereby granted all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware, including, but not limited to, the right to Available Cash distributable to the Delinquent Partner and the power to sell the Interest of the

Delinquent Partner and the right to bid at either a public or private sale in accordance with applicable law in connection with the foreclosure of such security interest; provided, however, no sale or other disposition shall be made of the collateral or any part thereof except upon not less than 10 days’ prior notice to the Delinquent Partner. Each Partner further agrees to execute and deliver all such financing statements, security agreements and other instruments as may be required by the other Partners to effectuate and carry out the provisions of this Section 5.2.3.

5.2.4 Reallocation of Partnership Percentage Interests. If the General Partner elects to advance the Capital Contributions required of the Limited Partner as a Capital Contribution pursuant to clause (y) of Section 5.2.2(e) above, the Percentage Interests shall be recalculated and reallocated, effective as of the date of such election by the General Partner, in accordance with the following procedures:

(a) The “Deemed Capital” of each of the Partners shall be computed as of the date of such recalculation. For purposes hereof the “Deemed Capital” of each Partner shall equal the sum of the aggregate amount of any Capital Contributions to the Partnership made by such Partner for its own account, including any Contribution Bonuses previously received by such Partner in accordance with clause (y) of Section 5.2.2(e), less any prior distributions to the General Partner constituting a return of Capital Contributions.

(b) The new Percentage Interest of the General Partner shall be expressed as a percentage and shall equal the Deemed Capital of the General Partner divided by the aggregate Deemed Capital of the Partners.

(c) The new Percentage Interest of the Limited Partner shall be the difference between 100% and the aggregate new Partner Percentage Interests of the Limited Partner.

(d) The following is an example of the reallocation of Percentage Interests to be made pursuant to this Section 5.2.4:

(i) Assumptions: Each Partner has a 50% Percentage Interest, the aggregate Capital Contributions of the General Partner are $100,000,000, the aggregate Capital Contributions of the Limited Partner are $100,000,000, no distributions have previously been made to the Partners, an Additional Capital Contribution of $20,000,000 has been Approved by the Partners pursuant to Section 5.2.1 and 8.2, the General Partner has funded its Percentage Interest of the $20,000,000 Additional Capital Contribution (50% of $20,000,000 or $10,000,000), the Limited Partner has failed to contribute its Percentage Interest of the Additional Capital Contribution ($10,000,000), the General Partner has elected to fund the Limited Partner’s unpaid contribution of $10,000,000 as a Capital Contribution and to require reallocation of the Partners’ Percentage Interests pursuant to clause (y) of Section 5.2.2(e).

(ii) Deemed Capital of the General Partner: The Deemed Capital of the General Partner shall equal the sum of (i) $100,000,000 (the aggregate Capital Contributions of the General Partner), (ii) the Additional Capital Contribution made by the General Partner of $10,000,000 on its own behalf and (iii) $13,500,000 (the Contribution Bonus equal to 135% of the $10,000,000 unpaid Additional Capital Contribution of the Limited Partner), or a total of $123,500,000.

(iii) Recalculation of Percentage Interests: The new Percentage Interest of the General Partner will be 56%, calculated by dividing $123,500,000 (the Deemed Capital of the General Partner) by $220,000,000 (the aggregate Capital Contributions of the Partners), and the new Percentage Interest of the Limited Partner will be 44% (100% - 56% = 44%).

5.2.5 No Election of Remedies. No action by a Non-Delinquent Partner in electing to enforce any one or more of the rights or remedies set forth in Section 5.2.2 above shall constitute an election of remedies by such Non-Delinquent Partner, or preclude the Non-Delinquent Partner from seeking any such other or further relief or remedies as may be appropriate in respect of such default, subject to the limitations of liability of the Partners set forth in Section 5.2.2(d).

5.2.6 Partnership Financing. The Partnership shall, with the Approval of Partners, be permitted to incur, or cause REIT Owners to incur, indebtedness from time to time (which, if approved by the Partners pursuant to Section 8.2(a), may include purchase money financings incurred in connection with Property acquisitions) in an aggregate amount of up to 60%, in the aggregate, of the undepreciated acquisition costs of the Properties; provided, however, that (a) indebtedness encumbering one or more Properties may exceed 60% of their undepreciated acquisition costs so long as total indebtedness encumbering all Properties encumbered from time to time does not exceed 60% of the total undepreciated acquisition costs of all Properties and (b) not more than 30% of the total amount of any such indebtedness incurred by the Partnership and/or the REIT Owners shall be unhedged, floating rate debt without the Approval of Partners. If indebtedness encumbering the Properties causes a violation of either of the foregoing clauses (a) or (b), the General Partner shall promptly remediate the violation in a manner that is Approved by the Limited Partner with Partnership funds, which may include the partial or total prepayment of indebtedness on one or more Properties. No indebtedness will be recourse in any way to Partners or any of their Affiliates; provided, however, that the Partnership and/or the REIT Owners may provide limited recourse in certain circumstances and, if limited recourse is required by a lender for customary non-recourse carve-outs for gross negligence, willful misconduct, misapplication of funds, payment of taxes and/or insurance premiums and certain similar wrongful acts, the General Partner shall be responsible for satisfying such requirements. Unless waived by the Limited Partner, all financings will be assumable subject to lender approval rights and fee payments to be negotiated with any such lender. If (i) annual third party appraisals are obtained following the expiration of the Investment Term for all Properties pursuant to Section 7.5.5 hereof, and (ii) the total indebtedness of the Partnership and REIT Owners as of the date of such appraisals exceeds 65% of the total appraised value of all Properties as reflected in such appraisals, then, notwithstanding anything in Section 5.2 or in Section 8.2(k) to the contrary, the General Partner may request Additional Capital Contributions, or, if so instructed by the Limited Partner, the General Partner shall request Additional Contributions, in an aggregate amount sufficient to pay down the total indebtedness of the Partnership and REIT Owners so that such indebtedness, following such principal reduction, will not exceed 65% of the total appraised value of all Properties. The provisions of the immediately preceding sentence may not be exercised more than once per any calendar year. A loan from a Partner to the Partnership pursuant to Section 5.2.7 below shall not be deemed to be a Partnership financing for purposes of this Section 5.2.6.

5.2.7 Additional Financing. In the event that the Partner’s Capital Contributions, the proceeds from financings described in Section 5.2.6 hereof and Available Cash are insufficient to enable the Partnership to carry out its purpose and conduct its business, and Additional Capital Contributions either have not been Approved by the Partners pursuant to Section 5.2 (unless the Approval of the Partners is not required pursuant to the final sentence of Section 5.2.1 or pursuant to Section 5.2.6), then, only if Approved by the Partners, (i) the Limited Partner may make loans to the Partnership at a per annum interest rate equal to the Prime Rate plus 5% (but in no event greater than the maximum lawful rate) from the date of advance until repaid, (ii) the General Partner may make loans to the Partnership at a per annum interest rate equal to the Prime Rate plus 5% (but in no event greater than the maximum lawful rate) from the date of advance until repaid (each loan described in clauses (i) and (ii) of this Section 5.2.7 constituting a “Capital Loan”), or (iii) the Partnership shall, to the extent that it is economically feasible, attempt to obtain third-party financing to provide the funds so required. If both the Limited Partner and the General Partner desire to make a Capital Loan, each shall be entitled to make a Capital Loan for that portion of the total amount required that ratably equates to its Percentage Interest.

5.2.8 Financing Efforts. All out-of-pocket costs of financing shall be deemed expenses of the Partnership, payable either from the proceeds of such financing or from Available Cash before any distributions are made to the Partners hereunder pursuant to Section 6.1.

5.3 No Interest on Capital. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership and no interest shall be paid by the Partnership upon any Capital Contributions to the Partnership attributable to the Interests held by the Partners, or to any Partner on any undistributed or reinvested income or Profits of the Partnership, except as otherwise expressly required herein.

ARTICLE VI.

DISTRIBUTIONS AND ALLOCATIONS

6.1 Available Cash Distributions. Subject to Section 8.2 hereof and except for the distribution of stock in a REIT Owner or other distributions contemplated by a sale structure Approved pursuant to Section 19.1 (in which event the distributions contemplated by such Approved structure shall control over the distribution provisions set forth in this Section 6.1), the General Partner shall make distributions to the Partners of (i) Available Cash no later than

15 days after the end of each full fiscal quarter, and (ii) any other non-cash Partnership assets at such time as determined by the General Partner with the Approval of Partners (which Approval may be withheld in a Partner’s sole discretion), in the following amounts and in the following order of priority:

(a) First, to the Partners in an amount necessary to pay any and all accrued and unpaid interest on any Capital Loans and any loans made by a Non-Delinquent Partner to the Partnership pursuant to Section 5.2.2(a) or Section 5.2.7 (if there is more than one loan outstanding, accrued and unpaid interest on all outstanding loans shall be payable pro ratably);

(b) Second, to the Partners in an amount necessary to pay any and all unpaid principal on any Capital Loans and any loans made by a Non-Delinquent Partner to the Partnership pursuant to Section 5.2.2(a) or Section 5.2.7 (if there is more than one loan outstanding, unpaid principal on all outstanding loans shall be payable pro ratably);

(c) Third, pari passu to the Partners pro rata until the total amount of the current and all previous distributions made under this subsection (c) equals the total Preferred Return to which each such Partner is entitled to receive through the date immediately preceding the date of the current distribution;

(d) Fourth, pari passu to the Partners pro rata based on their respective Unreturned Capital Contributions as of such date (prior to giving effect to the current distribution) as a return of their respective Capital Contributions, which shall reduce each Partner’s Unreturned Capital Contribution until the aggregate distributions under this subsection (d) to each Partner is equal to the aggregate amount of all Capital Contributions made by such Partner;

(e) Fifth, pari passu to the Partners pro rata based on the amounts payable to such Partners on the date of the current distribution pursuant to Section 4.7 until the total amount of the current and all previous distributions made under this subsection (e) equals the amounts due to such Partners through such date pursuant to Section 4.7; and

(f) Thereafter, pari passu to the General Partner 60.8% of Available Cash and to the Limited Partner 39.2% of Available Cash.

For the sake of clarity, an example of the distributions of hypothetical amounts of Available Cash, and a calculation of the Preferred Return, under this Section 6.1 is attached hereto as Exhibit E.

6.2 Liquidating Distributions. Distributions upon Dissolution and liquidation of the Partnership pursuant to Article XIII hereof shall be made pursuant to Section 13.2 hereof.

6.3 Application of the Capital Contributions. The General Partner, in its sole discretion, will apply the Capital Contributions and any Additional Capital Contributions to capital expenditures, working capital, organizational costs, Property acquisition and any other expenses.

6.4 General Allocation of Profits. Profits for any fiscal period of the Partnership shall be allocated among the Partners in the following order of priority:

(a) First, to the Partners having negative Capital Account balances in proportion to such negative balances until the Capital Account of each Partner is increased to zero;

(b) Second, to the Partners to the extent that Losses allocated to a Partner under Section 6.5(a) exceed previous allocations to that Partner pursuant to this Section 6.4(b); and

(c) Third, to the Partners in such a manner as shall make the Partners’ respective Capital Account balances most nearly equal the amounts that would be distributed to the Partners pursuant to Section 13.2.1(d) hereof if all assets of the Partnership were distributed in liquidation of the Partnership in accordance with Section 13.2.1.

6.5 General Allocation of Losses. Losses for any fiscal period of the Partnership shall be allocated among the Partners in the following order of priority:

(a) First, to the Partners to the extent that such Partners have a positive balance in their Capital Accounts; and

(b) Second, to the General Partner.

6.6 Special Allocations.

6.6.1 Unexpected Allocations and Distributions. No allocation may be made to a Partner to the extent such allocation causes or increases a deficit balance in such Partner’s Capital Account in excess of any amount that such Partner is obligated to restore (taking into account Regulations Sections 1.704-l(b)(2)(ii)(d), 1.704-2(g)(1)(ii) and 1.704-2(i)(5)), as of the end of the taxable year to which such allocation relates. Notwithstanding any other provision of this Agreement, in the event that a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) which results in such Partner having a negative Capital Account balance (as determined above), then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such negative balance in such Partner’s Capital Account as quickly as possible. Any special allocation made under this Section 6.6.1 shall be taken into account for purposes of determining subsequent allocations of Profits and Losses so that the total allocations will, to the extent possible, equal the allocations which would have been made if this Section had not previously applied.

6.6.2 Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership minimum gain (as defined in Regulations Section 1.704-2(g)(2)), items of income and gain shall be allocated to all Partners in accordance with Regulations Section 1.704-2(f), and such allocations are intended to comply with the minimum gain chargeback requirements of Regulations Section 1.704-2 and shall be interpreted consistently therewith.

6.6.3 Section 704(c) Allocation. Solely for U.S. federal, state, and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership’s books at a value that differs from its adjusted basis for U.S. federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the Regulations issued under Code Section 704(b). For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership’s books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Regulation Section 1.704-l(b)(2)(iv)(g).

6.7 Reserved.

6.8 Allocation Rule. Except as otherwise set forth in this Agreement, each item of Partnership income, gain, loss, deduction or credit (including depreciation) earned, realized or available by or to the Partnership shall be allocated to the Partners in proportion to the total amount of Partnership Profits or Losses allocated to each Partner.

6.9 Intent of Allocations. The parties intend that the foregoing tax allocation provisions of this Article VI shall produce final Capital Account balances of the Partners that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 13.2.1(d) hereof to be made (after unpaid loans and interest thereon, include those owed to Partners have been paid) in a manner identical to the order of priorities set forth in Section 6.1. To the extent that the tax allocation provisions of this Article VI would fail to produce such final Capital Account balances, (a) such provisions shall be amended if and to the extent necessary to produce such result and (b) Taxable Income and Taxable Loss of the Partnership for prior open years (or items of gross income and deduction of the Partnership for such years) shall be reallocated among the Partners to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years. This Section 6.9 shall control notwithstanding any reallocation or adjustment of Taxable Income, Taxable Loss, or items thereof by the Internal Revenue Service or any other taxing authority.

6.10 Partnership Withholding.

6.10.1 If any provision of the Code or the Regulations requires the Partnership to withhold any amount with respect to a Partner’s distributive share of Partnership income, gain, loss, deduction, or credit, the Partnership shall, subject to the provisions of Section 6.10.4, withhold the required amount and pay the same over to the taxing authorities as required by the Code and the Regulations. The amount withheld will be deducted from the amount that would otherwise be distributed to that Partner but will be treated as though it had been distributed to the Partner with respect to which the Partnership is required to withhold. If at any time the amount required to be withheld by the Partnership exceeds the amount of money that would otherwise be distributed to the Partner with respect to which the withholding requirement applies, then that Partner shall make a Capital Contribution to the Partnership equal to the excess of the amount required to be withheld over the amount, if any, of money that would otherwise be distributed to that Partner and which is available to be applied against the withholding requirement.

6.10.2 To the extent a Partner claims entitlement to a reduced withholding rate, an exemption from withholding, or any other benefit under a tax treaty to which the United States is a party, such Partner shall provide to the Tax Matters Partner annually, or more frequently upon the request of the Tax Matters Partner, a written representation and warranty of the Partner that it is entitled to such treaty benefit and specifying the basis for such claim of entitlement.

6.10.3 Each Partner agrees to cooperate fully with all efforts of the Partnership to comply with its tax withholding and information reporting obligations and agrees to provide the Partnership with such information as the Tax Matters Partner may reasonably request from time to time in connection with such obligations.

6.10.4 If the Tax Matters Partner or the Partnership concludes that the Code or the Regulations requires the Partnership to so withhold pursuant to Section 6.10.1, the General Partner shall notify the affected Partner as soon as possible after such determination in order to afford the affected Partner time to either contest the matter with the relevant taxing authorities or propose modifications to this Agreement to minimize or eliminate any withholding requirement. In proposing any modifications pursuant to this Section 6.10.4, the affected Partner shall use reasonable efforts to select alternatives which minimize any likely material adverse effect on the amount or timing of Capital Contributions, distributions of Available Cash, allocations of Profits and Losses, management, consent or other rights of the Partners and any material adverse tax effect on the Partners or any Affiliate of the Partners.

6.11 Partnership Asset Distributions. Distributions of Partnership assets other than cash (including stock in a REIT Owner) shall be treated as distributions of cash equal to the fair market value of the distributed assets for all purposes under this Agreement and shall be made in accordance with the distribution provisions of Section 6.1.

ARTICLE VII.

ACCOUNTING AND RECORDS

7.1 Books and Records.

7.1.1 Maintenance. At all times during the term hereof, the General Partner shall cause accurate books and records of account to be maintained for the Partnership in which shall be entered all matters relating to the business and operations of the Partnership, including all income, expenditures, assets and liabilities thereof. The General Partner shall be responsible for maintaining all of the Partnership’s books and records, which shall be maintained at the Partnership’s principal place of business. Each Partner, its authorized representatives, and any supervisory or regulatory authority shall have the right, upon the delivery of prior Notice, to inspect, examine and copy the books, records, files and other documents of the Partnership at all reasonable times at the Partnership’s principal place of business. Upon the request of a Partner, the General Partner shall deliver copies of such books, records, files or other documents requested by such Partner at such Partner’s expense.

7.1.2 Method of Accounting. The Partnership’s books and financial records shall be kept in accordance with the accrual method of accounting in accordance with GAAP and as otherwise may be required by law and GAAP, and shall otherwise be adequate to provide each Partner with all such financial information as such Partner shall reasonably require to satisfy the tax and financial reporting obligations of such Partner. Each Partner shall be entitled to any additional information necessary for the Partner to adjust its financial basis statements to federal income tax basis statements (or vice versa) as each Partner’s individual needs may dictate.

7.2 Capital Accounts.

7.2.1 Capital Account Maintenance. There shall be established a capital account for each Partner (a “Capital Account”), which shall be determined and maintained throughout the full term of the Partnership in accordance with the capital accounting rules of Regulation Section 1.704-l(b) from time to time in effect. The General Partner shall adjust Capital Accounts to reflect the fair market value of the Partnership’s property in accordance with Regulation Section 1.704-l(b)(2)(iv)(f) in connection with any events described in Regulation Section 1.704-l(b)(2)(iv)(f)(5).

7.2.2 Capital Account Balances. Except as otherwise provided in this Agreement, whenever it becomes necessary to ascertain the balance of any Partner’s Capital Account, such determination shall be made by the General Partner after giving effect to all allocations of Profits and Losses of the Partnership and all distributions through the date of such determination.

7.2.3 Dispute Resolution. Any dispute or disagreement between the Partners with respect to determination of Capital Account balances or otherwise with respect to the manner or method of accounting by the Partnership may be submitted by any Partner to, and resolved by the Auditors, whose determinations as so made shall be conclusive and binding upon the Partners.

7.3 Basis Information. Each Partner shall provide to the Partnership all information for the Partnership to determine the tax basis for federal income tax purposes of its interest in any property contributed to the Partnership.

7.4 Fiscal Year. The fiscal year of the Partnership shall end on December 31st.

7.5 Financial Reports and Related Information.

7.5.1 Annual Reports. The books of account for the Partnership shall be closed promptly at the end of each fiscal year. The General Partner shall cause to be delivered to each Partner, within 90 days after the end of each fiscal year (but subject to the limitations set forth in Section 7.5.4), audited financial statements for the Partnership for the year then ended prepared in accordance with GAAP consistently applied and consisting of at least (a) a balance sheet as of the close of such fiscal year and (b) an income statement, statement of cash flows and a statement of Capital Accounts for such year, together with a report thereon by the Auditors without significant qualification.

7.5.2 Quarterly Reports. In addition to the foregoing, the General Partner shall deliver to each Partner within 30 days after the end of each fiscal quarter (but subject to the limitations set forth in Section 7.5.4) unaudited financial statements for the Partnership for the fiscal quarter then ended prepared in accordance with GAAP consistently applied (except that notes shall not be required in such financial statements), consisting of at least (a) a balance sheet as of the end of such fiscal quarter and (b) an income statement, statement of cash flows and a statement of capital accounts for such fiscal quarter.

7.5.3 Other Information. The General Partner shall, subject to the limitations set forth in Section 7.5.4, provide the following information to the Limited Partner: (a) annual or quarterly unaudited financial statements for each REIT Owner, if requested by the Limited Partner; (b) quarterly leasing activity reports, rent rolls, business plans (updated as required) and operating statements (including a comparison of actual statements to budgeted statements) for each Property; (c) estimated quarterly valuations of each Property; (d) notification of any material adverse change to any Property or any decision to liquidate all or a substantial portion of the Properties within five business days of such change or decision; and (e) any other information reasonably requested by the Limited Partner. All expenses incurred in making valuation determinations and preparing the foregoing reports shall be paid for by the Partnership. All valuations, estimates and financial statements must be delivered in writing and signed by the General Partner or the Auditor. All required valuations and other reports in clauses (b), (c) and (e) above will be provided to the Limited Partner in a format and to a standard to be agreed upon by the Limited Partner.

7.5.4 Limitation on Delivery of Certain Non-Public Information. Notwithstanding the foregoing, in no event shall any of the documents, reports or information described in Sections 7.5.3(a)-(d) which are required to be disclosed or to be included in disclosures by PPT under applicable securities laws be provided to the Limited Partner until PPT publicly releases such information in connection with its earnings announcement or in its supplemental quarterly operating package. Notwithstanding anything herein to the contrary, any information delivered by the General Partner to the Limited Partner described in this Section 7.5.4 or otherwise shall be subject to the provisions of Section 16.13 until such information has been publicly disclosed by PPT.

7.5.5 Third Party Appraisals. Either Partner shall have the right to commission (i) annual third party valuations of the Partnership’s assets or (ii) annual third party valuations of each Partner’s interest in each Property after payment of all fees and Promote Payments. Any third party appraisals shall be paid for by the Partner requesting such appraisal and shall not be an expense of the Partnership, and the Partner which requests such appraisals shall provide a copy thereof to the other Partner. Such third party appraisals may be ordered by either Partner at any time, but not by the Limited Partner more frequently than once per Partnership fiscal year (unless an Event of Default has occurred or the Limited Partner’s board or directors or similar governing body issues a special request). The third party valuations will be performed by an appraiser to be selected by the requesting party. The General Partner shall cooperate with and provide necessary property information to any such appraiser to assist it in connection with its valuation.

7.6 Tax Returns and Information. Upon being provided by the Partners with all information required for their preparation, the General Partner shall, on behalf of the Partnership, prepare all federal, state and local income and other tax returns of the Partnership. The General Partner shall provide each Partner with information necessary for such Partner to prepare its tax return. The General Partner shall cause copies of all tax returns of the Partnership to be furnished for review and Approval for the Partners at least 30 days prior to the statutory date for the filing thereof, including extensions of such filing deadline, if any. If a Partner shall fail to give its Approval to any such return, an application for extension of time shall be timely filed by the General Partner, and any dispute shall be submitted to the Auditors who shall resolve any disputes and whose determinations as so made shall be conclusive and binding upon the Partners. If a Partner fails either to Approve or reject a tax return pursuant to this Section 7.6 at least 30 days prior to the statutory date for the filing thereof (taking into account any extension period obtained pursuant to the preceding sentence), such Partner shall be deemed to have approved such tax return.

7.7 Partnership Funds.

7.7.1 Deposits. All funds of the Partnership, including, without limitation, all funds representing Capital Contributions to the Partnership, the proceeds of all borrowings by the Partnership, and all undistributed Available Cash shall be deposited in Partnership operating accounts with financial institutions which have at least an A rating from Standard & Poor’s Ratings Group or an A2 rating from Moody’s Investors Service or such higher rating as may be required by any Partnership lender for a Property. All expenses and distributions of the Partnership shall be paid from such operating accounts. To the extent that, in the General Partner’s judgment, the Partnership’s funds are not and will not be required for the conduct of the Partnership’s business, such excess funds may be invested in one or more Permitted Investments. The Partnership’s funds shall not be commingled with the funds of any other Person, shall not be used as a compensating balance by any Partner other than in connection with the Partnership’s business, and shall be used only in furtherance of the Partnership’s purpose and business described in Section 2.3 hereof.

7.7.2 Withdrawals. Withdrawals of Partnership funds from any Partnership account in amounts and for items set forth in the then current Business Plan may be made solely upon the signature of the General Partner.

7.8 Tax Elections.

7.8.1 Tax Elections. No Partner nor any other Person acting on behalf of the Partnership shall be authorized to enter into any agreement with the Internal Revenue Service (pursuant to section 6229(b) of the Code) with respect to an extension of time for the assessment of any U.S. federal income tax against any Partner, and the Tax Matters Partner shall be required to take all necessary steps on behalf of the Partnership to notify the Secretary of the Treasury of the denial of such authority.

7.8.2 Amortization of Costs. The Partnership shall amortize all organization and start-up expenses over a period of 60 calendar months in accordance with the provisions of Sections 709 and 195 of the Code.

7.8.3 Subchapter K Election. The Partnership shall not elect to be excluded from the application of Subchapter K of the Code.

7.8.4 Section 754 Election. If there is a transfer of Partnership Interests in accordance with the terms of this Agreement, or a distribution of the Partnership’s property at a price or in an amount which would allow the Partnership to elect to step up the basis of its assets with respect to the transferee, the Partnership, at the request of any remaining Partner or the transferee, shall make the necessary elections required under Section 754 of the Code or otherwise to permit such increase in the basis of its assets.

7.9 Tax Matters Partner.

7.9.1 The General Partner shall serve as the Partnership’s tax matters partner (“Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code and its notice partner (“Notice Partner”) as defined in Section 6231(a)(8) of the Code. Each Partner shall take such actions as may be necessary, appropriate, or convenient to effect such designations.

7.9.2 Each Partner shall furnish the Tax Matters Partner with such information as the Tax Matters Partner may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code.

7.9.3 No Partner shall file, pursuant to Section 6227 of the Code, a request for administrative adjustment of partnership items for any Partnership tax year without first notifying the other Partners. If the other Partners shall agree with the requested adjustment, the Tax Matters Partner shall file the request for administrative adjustment on behalf of the Partnership. If the Partners do not reach agreement within 60 days or within the period required to timely file the request for administrative adjustment, if shorter, any Partner may file a request for administrative adjustment on its behalf. If, under Section 6227 of the Code, a request for administrative adjustment made by the Tax Matters Partner must be filed on behalf of the Partnership, the Tax Matters Partner shall file such a request on behalf of the Partnership under the circumstances set forth in the preceding sentence.

7.9.4 If any Partner intends to file a petition under Section 6226 or 6228 of the Code with respect to any Partnership item or other tax matters involving the Partnership, the Partner so intending shall give Notice to the other Partners of such intention and the nature of the contemplated proceeding. In the case where the Limited Partner is the Partner intending to file such petition, such Notice shall be given within a reasonable time to allow the General Partner to participate in the choosing of the forum in which such petition will be filed. If the Limited Partner and the General Partner do not agree on the appropriate forum, the petition shall be filed in the United States Tax Court. If the Limited Partner or the General Partner intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this Section, such party shall give Notice to the other of such intended action in writing.

7.9.5 Neither Partner shall bind the other Partner to a settlement agreement without obtaining the Approval of the other Partner, which shall not be unreasonably withheld so long as the other Partner would not have any further liability relating to the dispute. If any Partner enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, it shall give Notice to the other Partners of such settlement agreement and its terms within 60 days from the date of settlement.

7.9.6 These provisions shall survive the termination of the Partnership or the termination of any Partner’s interest in the Partnership and shall remain binding on the Partners for a period of time necessary to resolve any and all matters relating to the U.S. federal income taxation of the Partnership and each of the Partners with respect to Partnership matters.

ARTICLE VIII.

POWERS AND DUTIES OF PARTNERS

8.1 Power and Authority of the General Partner. Subject to the Approval of Partners where required by this Agreement, and, in particular, subject to the limitations set forth in Section 8.2 hereof (with regard to Major Decisions), the overall management and control of the day-to-day business and affairs of the Partnership in the ordinary course of the Partnership’s business shall be vested in the General Partner, which shall have the sole right and authority, without the Approval of any other Partner, to make decisions and take actions on behalf of the Partnership in the ordinary course of the Partnership’s day-to-day business and for proper Partnership purposes, and in each case only so long as (A) such decisions made and actions taken are within the scope and limits of the Partnership’s Business Scope and the then current Business Plans, (B) the General Partner acts in good faith and in a manner it reasonably believes to be in the best interests of the Partnership and (C) expenditures made or obligations incurred by the Partnership are within the limits specifically set forth in the Budgets contained in the Partnership’s then current Business Plans (the requirements in (A)-(C) are the “Performance Standard”), subject to Sections 8.2(g) and 8.4 hereof. The General Partner shall keep the other Partners informed (but subject to the limitations set forth in Section 7.5.4) and shall consult with the other Partners upon request as to the business and affairs of the Partnership. The powers and duties of the General Partner shall include, but shall not be limited to, the following:

(a) negotiating, monitoring and, subject to Section 8.9, enforcing the Partnership’s rights under any service arrangement involving a Property, including any construction, environmental, engineering, property management and leasing arrangement related thereto;

(b) providing property management and leasing services for a Property pursuant to the Management Agreement or by arranging for a third party to provide such services;

(c) structuring any joint venture with a third party involving any Property that has been Approved by the Partners;

(d) preparing a Business Plan for each Property and updating such Business Plan annually or more frequently if the General Partner determines that such update is necessary;

(e) paying real estate taxes owed with respect to the Properties;

(f) providing adequate staff to manage the Partnership’s business and perform all of its obligations as General Partner pursuant to the terms of this Agreement;

(g) using commercially reasonable efforts to ensure that each REIT Owner that is a real estate investment trust qualifies as a domestically controlled real estate investment trust for purposes of the Code by taking such steps as are within the reasonable control of the General Partner (by way of example, without limitation, Limited Partner acknowledges that General Partner cannot control who will be shareholders of PPT in the future since shares of PPT stock are publicly traded);

(h) negotiating, executing and/or modifying any lease for any portion of any Property so long as such lease is on a form lease Approved by the Limited Partner with market changes determined appropriate by the General Partner and is for market rates and reflects market conditions as determined appropriate by the General Partner;

(i) the termination of any lease for any portion of any Property, other than as specifically described in Section 8.2(d) hereof;

(j) performing the other duties imposed on or reserved to the General Partner under this Agreement; and

(k) performing all other duties which are reasonably customary for a general partner in an institutional joint venture of a type similar to this Partnership.

8.2 Limitations on Power and Authority of the General Partner. In addition to the general limitations on the management power set forth in Section 8.1 and elsewhere in this Agreement, the General Partner shall not, individually or on behalf of the Partnership, undertake, and shall not cause or, to the extent within its power or control, permit to occur, any of the following (each a “Major Decision”) without the Approval of Partners (which may be withheld in a Partner’s sole discretion with respect to Sections 8.2(b), (f), (i), (k) (except as otherwise expressly provided therein), and (m)):

(a) any borrowing, financing, refinancing or hedging transaction by the Partnership or any REIT Owner, including any material modifications thereto and the determination of the financing(s) to pay down existing indebtedness if required to reduce the total indebtedness below the 65% threshold set forth in Section 5.2.6, other than trade debt incurred in the ordinary course of the Partnership’s business;

(b) subject to the provisions of Article XV hereof, any asset sale by the Partnership or any REIT Owner, including the entering into of any purchase and sale agreement for any sale or any amendment to or enforcement of any such purchase and sale agreement, and the determination of the winning bidder;

(c) the modification of any PSA or amendment thereto following the date of its execution by the Partnership other than a modification that is consistent with the related investment memorandum prepared by the General Partner;

(d) the termination of any lease for any Core Property or Value-Added Property involving 20% or more of the rentable square footage thereof, other than a termination completed in connection with the enforcement of a defaulted lease, unless in accordance with a lease or unless such termination is contemplated in the Business Plan applicable thereto;

(e) the adoption by the Partnership of any Business Plan (which term includes the Budget contained therein) or any material amendment to any Business Plan;

(f) any acquisition by the Partnership of a Property in a joint venture with a non-Partner, including the terms or modification of any joint venture agreement;

(g) the making of any expenditure or the incurring of any obligation by the Partnership which, when added to the amounts of prior expenditures made or prior obligations incurred by the Partnership with respect to the applicable Property for the Partnership fiscal year covered by the applicable Business Plan, would cause Partnership expenditures to exceed 110%, in the aggregate for such Property, of the amount provided for in such Business Plan;

(h) any tax election matters or tax policies of the Partnership or any REIT Owner, other than the elections set forth in Sections 7.8 and 19.1 herein;

(i) liquidate or dissolve the Partnership, except as otherwise provided in this Agreement, or file for voluntary bankruptcy on behalf of the Partnership or any REIT Owner;

(j) the engagement or termination of the Auditors;

(k) the making of any Additional Capital Contribution pursuant to Section 5.2.1; provided, however, any Additional Capital Contribution pursuant to the final sentence of Section 5.2.1 or pursuant to Section 5.2.6 shall not be Major Decisions;

(l) any changes to the Partnership’s distribution policy contemplated by this Agreement;

(m) entering into or granting approvals or waivers under any Affiliate Contract (the enforcement, modification and termination of Affiliate Contracts being governed by Section 8.9); or

(n) materially modifying, amending or renewing any matter constituting a Major Decision.

8.3 Requests for Approval. Whenever the Approval of Partners is required, the General Partner may make a written request therefor, and unless a different time is specified herein, such Approval shall be promptly considered and acted upon and shall be given or denied within 5 business days following the Limited Partner’s receipt of such written request for its Approval. If the Limited Partner fails to expressly give or deny its Approval to any requested Partnership action or decision within such 5 business day period the General Partner may send a notice to the Limited Partner in all bold letters stating: “THIS SHALL CONSTITUTE FINAL NOTICE PURSUANT TO SECTION 8.3 OF THE LIMITED PARTNERSHIP AGREEMENT OF PRENTISS OFFICE INVESTORS, L.P. REQUIRING YOUR APPROVAL OR DISAPPROVAL OF [SPECIFY ITEM TO BE APPROVED AND WHETHER OR NOT IT CONSTITUTES A MAJOR DECISION], AND YOU ARE HEREBY NOTIFIED THAT YOUR FAILURE TO RESPOND WITHIN 5 BUSINESS DAYS OF DELIVERY OF THIS NOTICE SHALL BE DEEMED YOUR APPROVAL OF [SPECIFY ITEM TO BE APPROVED].” The Limited Partner’s failure to timely respond to this second notice shall conclusively be deemed to be the Limited Partner’s approval of the requested Partnership action or decision; provided, however, with respect to any requested Approval of the Major Decision described in Sections 8.2(b), (f), (i), (k) or (m) above and/or the acquisition of any Property pursuant to Section 5.1.1, if the Limited Partner does not expressly give or deny its Approval to any such matter, the Limited Partner shall be deemed to have disapproved such matter.

8.4 Business Plan.

8.4.1 Responsibility of General Partner. Except as otherwise set forth in this Agreement, not later than 60 days prior to the expiration of any Partnership fiscal year during the term of this Agreement, the General Partner shall prepare and deliver to each other Partner a business plan (the “Business Plan”) for each Property for the immediately succeeding fiscal year, which shall cover the general business direction, policies and programs for the Property during such year, which direction shall be within the Business Scope. Each Business Plan shall include (a) as a part thereof a budget (“Budget”) for the applicable Property for the Partnership fiscal year covered by the Business Plan setting forth projected revenues and all projected costs and expenses, including capital costs for such Property, during the immediately succeeding fiscal year and (b) a marketing overview and leasing plan for each Property.

8.4.2 Approval of Business Plan. The Partners shall have a period of 30 days after receipt of any proposed Business Plan within which to give their Approval to such Business Plan or, if any Partner has objections to any proposed Business Plan, to state its specific objections so that the Business Plan may be modified, if acceptable to the other Partners, to address such objections. Where Approval of a proposed Business Plan is required under Section 8.2(e) hereof and such proposed Business Plan does not receive the Approval of Partners prior to expiration of such 30-day period, such proposed Business Plan shall be deemed disapproved, whereupon costs and expenses incurred during the next succeeding Partnership fiscal year for the applicable Property shall not exceed 110%, in the aggregate for such Property, of the amounts or differ significantly from the types set forth in the Budget for the immediately preceding fiscal year for such Property, except that costs and expenses for taxes, insurance and utilities will not be limited by this sentence and shall be paid prior to delinquency whether or not specifically approved. The General Partner may at any time propose a Business Plan for any Property to cover a period of a year or less, which proposed Business Plan may add to, modify or amend the terms of any existing Business Plan. Any such proposed interim Business Plan shall be subject to Approval by the Partners as set forth in this Agreement.

8.5 Reimbursements. Except as provided in this Agreement, no Partner nor any Affiliate thereof shall receive any compensation or other payments from the Partnership for its services, or be entitled to reimbursement from Partnership funds for any expenses incurred by it, except that the General Partner in performing its duties as such shall be reimbursed for the out-of-pocket expenses incurred by it in managing the Partnership and its business.

8.6 Insurance.

8.6.1 Insurance to be Maintained. With the Approval of Partners, the Partnership shall procure and maintain in full force and effect the following insurance, the premiums for which shall be an expense of the Partnership:

(a) Insurance on the Property, all other assets of the Partnership, and all improvements thereto, in an amount equal to their full replacement costs, against all loss or damage by fire, lightning, flood, wind and all other risks covered by the Standard Coverage “All Risk” endorsements.

(b) Worker’s compensation and similar employee benefits as required by law.

(c) Commercial general liability insurance on an occurrence basis, including personal injury, bodily injury, death or property damage liability, and automobile liability insurance, with minimum limits of $1 million.

(d) Excess liability coverage insuring the same risks as the underlying coverage for the benefit of the Partners and the Partnership as named insureds with limits of not less than $10 million.

(e) Crime insurance/fidelity bond coverage.

(f) If determined appropriate by the General Partner, environmental, pollution and earthquake insurance for each Property.

(g) Such other insurance as the General Partner shall from time to time deem to be reasonably necessary or as may be required by any lender making loans to the Partnership or any REIT Owners.

8.6.2 Form of Policies.

(a) All insurance policies shall name the REIT Owners as named insureds and the Partners and the Partnership shall be named as additional insureds. The insurance shall not contain any provision for co-insurance coverage and shall include coverage against punitive damages to the extent allowed by law.

(b) All insurance shall be effected under valid and enforceable policies issued by insurers of recognized responsibility satisfactory to the Partners, and shall, to the extent obtainable, provide that (i) such policies shall not be cancelled without at least thirty (30) days’ prior written notice to each insured named therein, and (ii) any loss payable thereunder shall be payable notwithstanding any act or negligence of any named insured.

(c) The insurance required pursuant to Section 8.6.1 may be in the form of blanket insurance policies covering all the kinds of insurance described in Section 8.6.1. If blanket coverage is provided, the premium charged to the Partnership shall be equitably allocated.

8.6.3 Acceptable Insurers. No insurer providing insurance coverage to the Partnership or any of the Property shall be an Affiliate of any Partner and all such insurers shall have a claims paying ability rating of A-/VIII or better from A.M. Best, or such higher ratings as may be required by any Partnership lender. A lower rated insurer may be used, with the Approval of Partners, in the event such coverage is not available at commercially reasonable rates from insurers meeting the above requirements.

8.7 Deadlock. In the event that (a) a Major Decision is not Approved or deemed Approved pursuant to Section 8.3 hereof (other than the failure to agree upon the purchase of a Property in accordance with Sections 5.1.1 or 8.2(f), which failure shall not be deemed to be a Deadlock) or (b) all or the requisite percentage in Interest of the Partners are unable to give their Approval to any other Partnership action or decision requiring Approval of all or such requisite percentage, in either case under circumstances where the Partner proposing such action or decision determines that such proposed action or decision is necessary to the effective continuation of the Partnership’s business, then upon Notice of such determination (a “Deadlock Notice”) given by the proposing Partner to the remaining Partners, the Partners shall be deemed to have reached a deadlock (a “Deadlock”). If all, or the required percentage in Interest of the Partners, as applicable under the circumstances, are unable to resolve the Deadlock within 10 business days of receipt of the Deadlock Notice, then any Partner shall have the right to invoke (i) the Arbitration Procedure set forth in Article XII hereof with respect to a Deadlock resulting from the inability of the Partners to Approve the Major Decisions described in Sections 8.2(c), (d), (e), (g), (h), (j) or (m) and (ii) the Forced Sale Procedure set forth in Article XV hereof with respect to any Deadlock resulting from the inability of the Partners to Approve the Major Decisions described in Sections 8.2(b) or (i) following the expiration of the Investment Term only.

8.8 Access to the General Partner’s Management; Employees. During the term of this Agreement, the Partnership shall be entitled to the benefit of the General Partner’s organization, as needed, to manage the day to day operations of the Partnership. The General Partner will provide reasonable access to the Partnership to all levels of its management both in the field and in the corporate office. If, on the first anniversary of the date of this Agreement, the Limited Partner is not satisfied with the foregoing arrangement, then the Partnership will hire a person to serve as the sole asset manager for the Partnership, and the cost of any such person will be borne by the Partnership. Except for the employees contemplated by Section 4.6 and, if applicable, this Section, the Partnership shall not have employees. Except to the extent expressly entitled to reimbursement therefor pursuant to this Agreement or a Management Agreement, the General Partner shall be solely responsible for all wages, benefits, insurance and payroll taxes with respect to any of its employees, whether they devote all or a portion of their time working on a Property. Subject to the effect of Section 9.2, the General Partner shall be solely responsible for its own acts and those of its subordinates, employees and agents during the Term and shall defend and indemnify the Partnership and the Limited Partner against, and shall hold it and them harmless from, any liabilities relating to such subordinates, employees and agents (including Affiliates of the General Partner).

8.9 Enforcement of Agreements with Affiliates. Notwithstanding anything to the contrary contained in this Agreement, if the General Partner or any Affiliate of the General Partner is a party to any Affiliate Contract and there is an event of default thereunder by the General Partner or Affiliate of the General Partner which has not been cured in accordance with such Affiliate Contract, then during the continuance of such event of default, the Limited Partner, acting alone or by directing the General Partner, shall have the exclusive right and authority on behalf of the Partnership to, and shall, (a) exercise any available remedies and rights in accordance with the terms of such Affiliate Contract, (b) enforce and defend the Partnership’s rights under such Affiliate Contract (including by the prosecution or defense of any proceeding or action that it deems necessary or appropriate) at Partnership expense, and (c) retain Partnership counsel of its choosing in connection with the foregoing at Partnership expense. Neither the General Partner nor the Partnership shall grant any Approval or waiver under, or agree to any amendment or modification of, any Affiliate Contract without the Limited Partner’s prior written Approval, which may be withheld in the Limited Partner’s sole discretion.

ARTICLE IX.

INDEMNIFICATION

9.1 Exculpation of the General Partner. The General Partner shall not be liable to the Partnership or to the Limited Partner in damages or otherwise for any actions taken in good faith or reasonably believed by the General Partner to be in the best interests of the Partnership; provided, however, that the General Partner shall be liable to the Partnership for actions taken outside the Business Scope or for willful or wanton misconduct, fraud, gross negligence, material breach of any of its obligations under this Agreement (including the Performance Standard), or other breach of its fiduciary duties owed to the Partnership or the Limited Partner.

9.2 Indemnification.

9.2.1 Partnership Indemnification. In any threatened, pending or completed action, suit or proceeding to which any Partner was or is a party or is threatened to be made a party by reason of the fact that it is or was a Partner in the Partnership, involving an alleged cause of action for damages to a third party caused by its performance in managing or operating the Partnership business, the Partnership shall indemnify such Partner, its Affiliates and their respective employees, officers, directors and agents (collectively, “Indemnified Parties” and individually an “Indemnified Party”) for all amounts paid to satisfy judgments and settlements actually and reasonably incurred by such Indemnified Party(ies) in connection with such action, suit or proceeding if the Indemnified Party(ies) acted in good faith and in a manner it reasonably believed to be in the best interests of the Partnership, and provided that its conduct was not outside the Business Scope and did not constitute gross negligence, fraud, willful or wanton misconduct, a material breach of any of its obligations under this Agreement or a breach of its fiduciary duties to the Partnership or to the other Partner. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Indemnified Party(ies) acted in good faith, in a manner which it reasonably believed to be in the best interests of the Partnership, or within the Business Scope. To the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, or to the extent that such action, suit or proceeding has been settled, the Partnership shall indemnify such Indemnified Party against the expenses, including attorneys’ fees, actually and reasonably incurred by such Indemnified Party in connection therewith. The Partnership shall advance to an indemnified Partner the amount of such expenses and fees at the time they become due, unless the General Partner makes a good faith reasonable determination that the Partner would not be entitled to indemnification according to the standards set forth above. If the General Partner determines that such Partner should not be entitled to receive advances of such expenses, the Partner denied advances shall have the right to submit the determination as to whether such expenses should be advanced to arbitration in accordance with the Arbitration Procedure. The indemnification of an Indemnified Party shall be limited to and recoverable only out of the assets of the Partnership, no Partner shall have any personal liability therefor (nor any obligation to make an Additional Capital Contribution to the Partnership), and the other Partners will be notified if any such indemnification is made and the reasons therefor.

9.2.2 Indemnification for Guarantees and Indemnities. In the event that either Partner has given a guaranty for any debt or other obligation incurred by the Partnership (including a guaranty of non-recourse carveouts described in Section 5.2.6) or has agreed to give an environmental indemnity which was required by a lender making a loan described in Section 5.2.6 hereof, which guaranty and/or indemnity received the Approval of Partners to the extent required in Section 8.2(a), and is required to fulfill obligations under such guaranty or indemnity, the Partnership shall indemnify the Partner for the full amount of such guaranty or indemnity; provided, however, that the Partnership shall only be obligated to pay such amount (a) to the extent such guaranty payment or indemnity did not result from the gross negligence, fraud or willful or wanton misconduct of the Partner giving the guaranty or indemnity (or its officers, employees or Affiliates or such Affiliates’ officers and employees) and (b) to the extent of Partnership assets, and no Partner shall have any personal liability therefor nor any obligation to make an Additional Capital Contribution to the Partnership. The other Partners shall be notified if any such indemnification is made and the reasons therefor. Such indemnification obligations shall be considered a liability and expense of the Partnership, and shall be deducted from Available Cash prior to the making of any Partnership distributions.

9.2.3 Indemnification for Certain Taxes.

(a) The Limited Partner shall indemnify the Partnership, the General Partner and each REIT Owner against and hold the Partnership, the General Partner and each REIT Owner harmless from: (1) any and all U.S. federal, state or local taxes (with respect to the Partnership, a REIT Owner, or any Property, or any income or distributions of or from the foregoing) that the Limited Partner is required by law to pay but fails to do so and such taxes are otherwise imposed upon, asserted against or paid by the General Partner, the Partnership or a REIT Owner; and (2) any and all taxes that are imposed upon, asserted against or otherwise paid by the General Partner, a REIT Owner or the Partnership attributable to any breach of a representation and warranty provided by the Limited Partner pursuant to Section 6.10.2.

(b) The indemnification obligation provided in Section 9.2.3(a) shall terminate upon the expiration of the applicable statute of limitations related to the specific tax in question so long as no claim has theretofore been timely made within the applicable statute of limitations by any taxing authority for any such taxes.

ARTICLE X.

OUTSIDE ACTIVITIES

Except as otherwise set forth in this Agreement, the General Partner, PPT, the Limited Partner, their respective Affiliates, and any officer, director, employee, shareholder, partner or other Person holding a legal or beneficial interest in the General Partner, PPT and the Limited Partner, or any Affiliate thereof, may engage in or possess an interest in other business partnerships of every nature and description, independently or with others, including, but not limited to, any business partnership which is competitive with the business of the Partnership, and neither the Partnership nor any other Partner shall have any right by virtue of this Agreement in or to such independent partnerships, or in or to the income or profits derived therefrom. Notwithstanding the foregoing provisions of this Article X, the General Partner agrees that if it or any Person which is 100% owned, directly or indirectly, by the General Partner or PPT has or acquires a real estate project that is in direct competition with any Property, the General Partner shall disclose any information reasonably requested by the Limited Partner in connection with any such competing real estate project relating to executed leases, operating costs or consummated sales affecting any such real estate project, to the extent the General Partner reasonably believes disclosing any such matter will not present a conflict of interest for the General Partner, breach of any confidentiality provisions to which the General Partner is subject, or is otherwise restricted by disclosure requirements imposed by applicable law.

ARTICLE XI.

TRANSFER OF INTEREST; WITHDRAWAL

11.1 Restrictions on Transfer. No Partner shall, without in each instance obtaining the prior Approval of the other Partner (such consent with respect to any such encumbrances, transfers or assignments by the Limited Partner to be given or withheld in the General Partner’s sole discretion), sell, assign or otherwise transfer, mortgage, charge or otherwise encumber, or suffer or permit any third party to sell, assign or otherwise transfer, mortgage, charge or otherwise encumber, directly or indirectly, all or any part of its Interest, or contract to do, suffer or permit any of the foregoing; provided, however, that (a) a Partner may assign all or any portion of its Interest to another Partner or an Affiliate of such Partner without the Approval of the other Partner, (b) the Limited Partner may transfer all or any portion of its Interest to a Qualified Institutional Investor without the General Partner’s Approval, (c) the General Partner shall be permitted to transfer its Interest without the Limited Partner’s Approval to the extent that such transfer is necessary to maintain or protect PPT’s status as a real estate investment trust and (d) there shall be no restriction on (i) the transfer of interests in the General Partner nor the interests in any general or limited partner in the General Partner, so long as PPT continues to own at least 51% of the limited partnership interests in the General Partner and a controlling interest in the General Partner’s general partner, or (ii) the transfer of interests in PPT, except, in each case of clauses (i) and (ii) above, as provided in Section 18.1.

11.2 Restraining Order. If at any time a transfer of an Interest is attempted to be made in violation of the provisions of this Agreement, then the non-transferring Partner shall, in addition to its rights and remedies under this Agreement and at law and in equity, be entitled to a decree or order restraining and enjoining such attempted transfer. The Partners expressly acknowledge and agree in this regard that damages at law will be difficult to ascertain in the event of any such attempted violation of this Agreement, and would constitute an inadequate remedy for a breach or threat of breach of the provisions of this Agreement concerning the transfers as set forth above.

11.3 Agreement with Transferees. No transfer by a Partner of its Interest to any Person other than a Partner shall be effective to make such transferee a Partner or entitle such transferee to any of the benefits or rights hereunder until such transferee agrees in writing (i) to assume and be bound by all of the terms and provisions of this Agreement and all of the obligations of the transferring Partner hereunder, and (ii) to be subject to all of the restrictions to which the transferring Partner is subject under the terms of this Agreement and any further agreements with respect to the Partnership and its business. No permitted transfer of an Interest to one other than a Partner hereunder shall be effective until the Partnership shall have received and have accepted the written agreement of the third-party transferee required by this Section 11.3, with the Partnership’s acceptance of such transferee’s agreement to be no later than 30 days after such transferee’s agreement was received. A transferee of a Partner’s Interest shall be entitled to receive from the Partnership distributions of Available Cash and other Partnership property, and allocations of Profit and Loss with respect to such Partner’s Interest, only after the effective date of such transfer.

11.4 Partner Withdrawal. No Partner shall be entitled to withdraw as a Partner from the Partnership except pursuant to a transfer of its entire Interest pursuant to and as permitted by this Agreement or upon Dissolution and completion of the subsequent liquidation, winding up and termination of the Partnership and its business. Except as otherwise provided in this Agreement, no Partner may withdraw any of its Capital Contributions or the balance in its Capital Account without the Approval of Partners, which may be withheld in their sole discretion.

11.5 Conversion to Corporate Form. The Partnership may, with the Approval of Partners, contribute all of its assets and all of its liabilities to a corporation, limited liability company, or other Person organized by the Partners. The Partners agree that no such transfer shall occur unless each Partner receives ownership interests in such Person proportionate to its Percentage Interest. Notwithstanding anything herein to the contrary, the foregoing shall not limit or affect the General Partner’s tax elections pursuant to Section 19.1 hereof.

11.6 Securities Compliance; Indemnification and Contribution. In addition to other restrictions found in this Agreement, no Partner shall transfer all or any part of such Partner’s Interest without compliance with all applicable federal and state securities laws. Each Partner shall indemnify, defend and hold the Partnership and each other Partner, its Affiliates and their respective shareholders, partners, Partners, officers, consultants, representatives, agents and employees, harmless from any liabilities in any way arising from the failure of a Transfer of any interest in the Partnership by or with respect to the indemnifying Partner (including any Transfer of an interest in any partners, Partners or shareholders of the indemnifying Partner, or in the direct or indirect (through one or more intermediaries) partners, Partners or shareholders therein, and regardless of whether occurring before or after the date of this Agreement) to comply with all applicable federal and state securities laws, or arising from the impact of such Transfer upon compliance of the Partnership and its Partners with those securities laws in connection with any previous Transfer of an interest in the Partnership. Should the preceding indemnity be unenforceable to any extent, then, to such extent, the Partner otherwise required to so indemnify the Partnership and the other Partner shall be obligated to contribute to any loss, liability, cost or expense resulting from the actions, omissions or events set forth in the above indemnification to the extent of its responsibility therefor, as determined by the trier of fact.

ARTICLE XII.

ARBITRATION PROCEDURE

12.1 Right to Arbitrate. In the event that (a) a Deadlock specified under Section 8.7 is required to be resolved pursuant to the Arbitration Procedure or (b) in all other situations where this Agreement specifically states that disputes shall be settled by the Arbitration Procedure, the procedures outlined below shall apply.

12.2 Selection of Arbitrators. An issue shall be submitted to arbitration by one Partner giving the other Partner 30 days’ Notice of the intent to arbitrate such issue. Within 15 days after such Notice, each Partner shall select a disinterested arbitrator who shall be a member of the American Arbitration Association. If one Partner does not so select such an arbitrator within the time specified, then the issue shall be resolved solely by the arbitrator chosen by the other

Partner in accordance with the foregoing procedure. If each Partner does select such an arbitrator as provided herein, then within 10 days of the appointment of the second of the two arbitrators, the two arbitrators shall select a third arbitrator. If the two original arbitrators are unable to agree upon the selection of a third, arbitrator, then either Partner may request that the American Arbitration Association appoint a third arbitrator. All arbitrators selected for arbitration hereunder shall be members of the American Arbitration Association, shall not be affiliated with any of the Partners and shall have expertise in the subject matter which is the basis of the dispute. The arbitration proceeding shall be conducted in the metropolitan area nearest the subject Property or, if more than one Property is involved, in the largest metropolitan area involved.

12.3 Arbitration Procedure. Within 30 days after the selection of the third arbitrator who will participate in the arbitration of a dispute, the three arbitrators selected to arbitrate the dispute shall meet with the Partners. Each Partner shall submit to the three arbitrators a proposed resolution of each issue to be decided by the arbitrators, and shall be allowed to present such evidence and testimony in support thereof as is allowed under the expedited rules of the American Arbitration Association. The arbitrators shall be instructed that within 10 days after the date on which the Partners and the arbitrators conclude such meeting, the arbitrators shall select one of the two proposed resolutions as to each issue submitted by the Partners. In no event shall the arbitrators modify in any way the proposed resolutions submitted by the Partners; provided, however, that if there is more than one issue to be decided, the arbitrators may choose one Partner’s proposed resolution of one issue and the other Partner’s proposed resolution of another issue. The proposed resolution of each issue selected by a majority of the arbitrators shall be binding on the Partners. If the Partners mutually agree to a resolution of any issue prior to the arbitrators’ decision, the agreement of the Partners shall resolve the issue. The full cost of this arbitration procedure shall be an expense of the Partnership.

12.4 Dispute Resolution. The right to settle disputes by arbitration under this Article XII shall be an ongoing right exercisable from time to time with respect to all disputes arising between the Partners that are subject to arbitration under this Agreement, and the Partners shall have no other remedy except as otherwise provided in this Agreement, and hereby waive their rights to any other remedy, for such disputes which may arise between them.

ARTICLE XIII.

DISSOLUTION, WINDING UP AND TERMINATION

13.1 Dissolution. The Partnership shall dissolve upon the occurrence of any of the following events:

(a) By mutual agreement of the Partners;

(b) Any event causing a dissolution of the Partnership pursuant to the terms of this Agreement;

(c) Any event required to cause the dissolution of the Partnership under the Act; or

(d) The liquidation described under the heading “Liquidation” in Exhibit B hereto.

13.2 Winding Up and Termination.

13.2.1 Distribution Priority. Upon the dissolution of the Partnership as provided in Section 13.1 of this Agreement (“Dissolution”), the Partnership’s assets shall be liquidated (except as permitted by Section 13.3) and the affairs of the Partnership shall be wound up and terminated by the General Partner or its legal representatives. Upon completion of such liquidation and winding up, but not later than the end of the Partnership’s taxable year in which Dissolution occurs (or 90 days after Dissolution, if later), and after taking into account all Capital Account adjustments for the Partnership taxable year during which Dissolution occurs, including the allocation of all Profits and Losses pursuant to Article VI hereof that would arise if all Partnership assets to be distributed in kind were sold for their fair market value, the assets of the Partnership shall be liquidated and disposed of and distributed as follows:

(a) First, to the payment of debts and liabilities of the Partnership, and expenses of the liquidation and winding up;

(b) Second, to the Partners in an amount necessary to pay any and all unpaid interest and principal on any Capital Loans and any loans made by a Non-Delinquent Partner to the Partnership pursuant to Section 5.2.2(a) or Section 5.2.7;

(c) Third, to the setting up of any reserves (to be held in a special interest-bearing account) which the General Partner may deem reasonably necessary from time to time for any contingent or unforeseen liabilities or obligations of the Partnership, taxes payable pursuant to final tax returns and dissolution costs and which are Approved by Partners; provided, however, that at the expiration of such time as the General Partner shall deem advisable (not to exceed 2 years from the event which caused Dissolution except in the case of any litigation matter, where the length of time such reserves are maintained shall be determined by the General Partner in its sole discretion), the balance of such reserves remaining after payment of such contingent liabilities shall be distributed in the manner hereafter set forth in this Section 13.2.1;

(d) Finally, to the Partners in accordance with, and subject to the distribution priorities set forth in, Sections 6.1(c) through (f).

13.2.2 Validity of Agreement. Notwithstanding any Dissolution of the Partnership, prior to such time as the Partnership shall be terminated as provided herein, the Partnership’s business and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

13.3 Liquidation of Assets.

13.3.1 Deferral of Liquidation. Notwithstanding the provisions of Section 13.2 hereof, if the General Partner shall determine that an immediate sale of all or part of the Partnership’s assets would cause undue loss to the Partners, then the General Partner may notify the Partners or their representatives of such fact and, to avoid such loss, may, with the Approval of Partners, defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership not required to satisfy the Partnership’s debts and obligations. The General Partner may not so defer liquidation and distribution of the Partnership’s assets, however, to the extent prohibited by the laws of any jurisdiction in which the Partnership is then formed or qualified or with respect to the exercise by a Partner of the Forced Sale Procedure or any other forced liquidation of Property permitted by other Sections of this Agreement, nor may distribution of the Partnership’s assets be delayed beyond the later of (a) the end of the fiscal year in which Partnership’s Dissolution pursuant to Section 13.1 hereof occurs, and (b) 90 days after such Dissolution.

13.3.2 Final Accounting. The General Partner shall provide to each Partner, within 90 days following the liquidation of all assets of the Partnership and sale of all Properties owned by the REIT Owners, a financial statement setting forth the assets and liabilities of the Partnership as of the date of liquidation and all Profits and Losses realized by the Partnership upon completion of the liquidation of the Partnership’s assets. Upon compliance by the General Partner or the liquidating trustee, as applicable, with the foregoing distribution plan, the Partners shall cease to be such. As between the Partners, no Partner shall be obligated to restore any deficit in its Capital Account.

13.3.3 Use of Partnership Name. Upon dissolution, winding up and termination of the Partnership and its business, no Partner shall use the name of the Partnership or any other Partner in the conduct of its separate business without the prior consent of such other Partner.

ARTICLE XIV.

AMENDMENTS TO AGREEMENT

14.1 Writing Requirement. This Agreement may only be amended by the Approval of Partners evidenced by an instrument in writing executed by such of the Partners.

14.2 Notice of Amendments. Partners shall be notified as to the substance of any amendments to this Agreement effected pursuant to Article XIV hereof, and upon request shall be furnished a copy thereof.

ARTICLE XV.

FORCED SALE PROCEDURE

15.1 Right to Force Sale. In the event that a Deadlock occurs from and after the expiration of the Investment Term with respect to a Major Decision described in either Section 8.2(b) or 8.2(i) hereof, then the terms and conditions of this Article XV shall control.

15.2 Disposition of Property.

(a) If, following the expiration of the Investment Term, there is a Deadlock with respect to the Major Decision described in Section 8.2(b), then either Partner may trigger the provisions of this Section 15.2(a) by written notice to the other Partner specifying such intent. Once a Partner triggers the provisions of this Section 15.2(a), then, within 15 days thereafter, the General Partner shall provide to the Limited Partner a list of three (3) real estate brokers in the Target Market in which the Property which is the subject of the Deadlock described in Section 8.2(b) is located who are experienced in the sale of similar office properties, and the Partners shall attempt to agree, within 15 days thereafter, which broker from such list will be retained to sell the Property on behalf of the Partnership. If the Partners fail to agree upon which of the brokers identified by the General Partner shall be selected within such 15 day period, then the Partner which initiated the procedures under this Section 15.2(a) may select one of the real estate brokers on the list provided by the General Partner to market the Property and may instruct such real estate broker to commence the preparation of marketing materials for the sale of the affected Property. Once a real estate broker has been selected, the Partners, following consultation with such real estate broker, shall attempt to agree upon an offering price for the Property to be sold pursuant to this Section 15.2(a), and if the Partners cannot agree upon an offering price within 30 days thereafter, then no offering price for the Property shall be included in the bid package. The real estate broker retained pursuant to this Section 15.2(a) shall commence its efforts to solicit bids for the sale of the affected Property, and, provided at least 3 bids have been received, the Property shall be sold to the highest bidder for cash, upon commercially reasonable terms, and on an “as is” basis with commercially reasonable representations, warranties and indemnities.

(b) If a Deadlock occurs after the expiration of the Investment Term with regard to the Major Decision described in Section 8.2(i) hereof, then either Partner may send notice to the other Partner electing to trigger the provisions of this Section 15.2(b). If, following the expiration of the Investment Term there is a Deadlock with respect to the Major Decision described in Section 8.2(i), then either Partner may trigger the provisions of this Section 15.2(b) by written notice to the other Partner specifying such intent. Once a Partner triggers the provisions of this Section 15.2(b), then, within 15 days thereafter, the General Partner shall provide to the Limited Partner a list of three (3) real estate brokers in the Target Markets in which the Properties are located who are experienced in the sale of similar office properties (or if General Partner is unable to compile a list of three (3) real estate brokers who have offices in all of the applicable Target Markets, then General Partner shall compile a list of at least three (3) real estate brokers in each Target Market), and the Partners shall attempt to agree, within 15 days thereafter, which broker or brokers from such list will be retained to sell the Properties. If the Partners fail to agree upon which of the brokers identified by the General Partner shall be selected within such 15 day period, then the Partner which initiated the procedures under this Section 15.2(b) may select one (or more if the designated broker does not have an office in each Target Market) of the real estate brokers on the list provided by the General Partner to market the Properties and may instruct such real estate broker or brokers to commence the preparation of marketing materials for the sale of the Properties. Once a real estate broker has been selected, the Partners, following consultation with such real estate broker, shall attempt to agree upon an offering price for the Properties to be sold, and if the Partners cannot agree upon an offering price within 30 days thereafter, then no offering price for the Properties shall be included in the bid package. The real estate broker or brokers retained pursuant to this Section 15.2(b) shall commence its efforts to solicit bids for the sale of the Properties, and, provided at least 3 bids have been received, the Properties shall be sold to the highest bidder for cash, upon commercially reasonable terms, and on an “as is” basis with commercially reasonable representations, warranties and indemnities. The Partner which initiated the provisions of this Section 15.2(b) shall determine, based upon the best interests of the Partnership, whether the sales of the Properties shall be consummated individually or in one or more portfolio sales.

ARTICLE XVI.

GENERAL PROVISIONS

16.1 Complete Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto.

16.2 No Agency. Except as otherwise provided on this Agreement, nothing herein contained shall be construed to constitute any Partner the agent of any other Partner or to limit the Partners in the carrying on of their own respective businesses or activities.

16.3 Notices. All Notices under this Agreement shall be in writing and shall be deemed properly given hereunder if (i) delivered by personal service with a signed receipt, (ii) delivered by courier service, (iii) telecopied with confirmation of a completed telecopier transmission and receipt and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (iv) when received, if sent by certified or registered mail, postage prepaid, return receipt requested, to the Partners at the addresses hereinafter set forth and to the Partnership at its principal place of business. Any Notice for a change of address must be given at least 10 days before the effective date for use of the new address. The addresses for Notices are as follows:

If to the General Partner, to:

Prentiss Properties Acquisition Partners, L.P.

3890 West Northwest Highway, Suite 400

Dallas, Texas 75220

Attn: Thomas F. August and General Counsel

FAX: (214) 350-2408

With	a copy to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201-4675

Attention: Randall M. Ratner, P.C.

FAX: (214) 969-4343

If	to the Limited Partner, to:

Stichting Pensioenfonds ABP

c/o ABP Investments US, Inc.

666 Third Avenue

New York, New York 10017

Attn: Barden N. Gale and David D. Boyle

FAX: (917) 368-0413

With a copy to:

ABP Investments US, Inc.

666 Third Avenue

New York, New York 10017

Attention: Leo F. Palmen, Esq.

FAX: (917) 368-0410

With a copy to:

Allen & Overy

1221 Avenue of the Americas

New York, New York 10020

Attention: Kevin J. O’Shea, Esq.

FAX: (212) 610-6399

Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given as provided herein shall be deemed to be receipt of the Notice, demand or request sent. By giving to the other parties written Notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addressee or address for Notices, and each shall have the right to specify as its address for Notices any other address within the United States of America.

16.4 Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

16.5 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective permitted successors and assigns.

16.6 Governing Law. All questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Delaware. Except to the extent that the provisions hereof require resolution of a dispute by arbitration, the parties hereto agree to submit all disputes arising under or relating to this Agreement to the exclusive jurisdiction of the United States federal courts located in the State of Delaware.

16.7 Waiver. No consent or waiver, express or implied, by a Partner to or of any breach or default by the other Partner in the performance by such other Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of such other Partner hereunder. Failure on the part of a Partner to complain of any act or failure to act on the part of any other Partner or to declare such other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder unless such default is cured prior to the date upon which such default becomes an Event of Default. The giving of Approval by a Partner in any one instance shall not limit or waive the necessity to obtain such Partner’s Approval in any future instance.

16.8 Terminology and Construction. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles, Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement. The use herein of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

16.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

16.10 Further Assurances. Each party hereto agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

16.11 Attorneys’ Fees. Should any litigation be commenced between the Partners or their representatives or should any Partner institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other Partner or any or all of its property or assets concerning any provision of this Agreement or the rights and duties of any Person in relation thereto, the Partner prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees and costs and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

16.12 No Third-Party Rights. This Agreement shall not (directly, indirectly, contingently or otherwise) confer or be construed as conferring any rights or benefits on any Person that is not named a Partner or a permitted transferee of a Partner hereunder other than the rights of the Indemnified Parties under Section 9.2.

16.13 Confidentiality.

(a) Except as required in the normal conduct of a Partner’s business or by applicable law, no Partner, without the written approval of the other Partner, during continuance of the Partnership or after its termination shall at any time during the term of this Agreement or thereafter divulge to any Person not a member of the Partnership, other than its Affiliates, attorneys, accountants, employees and professional advisers, any information concerning the business of the Partnership or the content of this Agreement or any other contract or agreement entered into by the Partnership. A Partner may, however, disclose to third parties the existence of the Partnership and the names of the Partnership and such other information as may be required to be disclosed by law or judicial proceedings or by regulatory authorities having jurisdiction over such Partner or its Affiliates. Notwithstanding the foregoing, it is acknowledged that the General Partner, as an Affiliate of PPT, shall have the absolute and unbridled right to disclose any information regarding the transactions contemplated by this Agreement required by law or as determined by the General Partner and/or PPT to be necessary or appropriate and in the ordinary course of business in normal communications with investors of PPT.

(b) Notwithstanding any provision in this Agreement, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure, except to the extent that non-disclosure of such tax treatment or tax structure would be reasonably necessary to comply with U.S. securities laws. This authorization, however, is not intended to permit disclosure of any other information including, without limitation, any portion of any materials to the extent not related to the tax treatment or tax structure of the Transactions or other non-public business or financial information that is unrelated to the tax treatment or tax structure of the Transactions. For purposes of this paragraph, the tax treatment of the

Transactions are the purported or claimed U.S. federal income tax treatment of the Transactions and the tax structure of the Transactions are any facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the Transactions.

16.14 Public Announcements. The Partnership shall not issue any press release or make any other public announcement related to this Agreement unless such press release or public announcement has been jointly Approved by the Partners; provided, however, that the Partnership may, if it does not obtain such joint Approval, issue any such press release or make any such disclosure if in the opinion of the Partnership’s counsel or PPT’s counsel such disclosure is required by any applicable law, rule or regulation.

ARTICLE XVII.

KEY EXECUTIVE PROVISION

17.1 Key Executives. Michael V. Prentiss, Thomas F. August and Michael A. Ernst (the “Key Executives”) are the key senior level executives responsible for, and actively involved in, the fulfillment of the General Partner’s duties and obligations pursuant to the terms of this Agreement. If any two of the Key Executives, including any Successor Key Executive (as hereinafter defined), are no longer employed by the General Partner or actively devoting adequate time to ensuring that the General Partner is fulfilling its responsibilities and duties pursuant to the terms of this Agreement, then the Limited Partner, as its sole remedy, shall have the right to terminate the Investment Term and to thereafter initiate the Forced Sale Procedure of the Partnership’s assets pursuant to Section 15.2(b). A “Successor Key Executive” shall be an individual selected by the General Partner, in its sole discretion, that has substantially similar or better experience, capabilities and standing within the commercial real estate industry as the Key Executive that such individual is replacing. Any Successor Key Executive must be proposed by the General Partner not later than 90 days after the Successor Key Executive’s predecessor is no longer employed by the General Partner or is no longer fulfilling his responsibilities and duties to the General Partner and shall be approved or rejected in the reasonable discretion of the Limited Partner within 30 days after such Successor Key Executive is proposed. If reasonably rejected by the Limited Partner as a potential Successor Key Executive, the General Partner may hire any such person but such person shall not be deemed to be a Successor Key Executive.

ARTICLE XVIII.

CHANGE IN CONTROL OF PPT; REPLACEMENT OF GENERAL PARTNER;

TERMINATION OF INVESTMENT TERM BY LIMITED PARTNER

18.1 Change in Control; Termination of Investment Term. If 50% or more of the common stock of PPT is transferred (by sale, merger, consolidation or otherwise) to a Person which is not an Affiliate of PPT or the General Partner immediately prior to such transfer in any single transaction (or any series of transactions that would be aggregated under US securities law) or if all or substantially all of the General Partner’s assets are transferred to an unaffiliated third party, then the Limited Partner shall have the right to terminate the Investment Term and to force, at any time during the Term of this Agreement, an orderly liquidation of the Partnership’s assets pursuant to the Forced Sale Procedure.

18.2 Replacement of the General Partner for Gross Negligence, Fraud or Willful Misconduct; Termination of Investment Term. In addition, if the General Partner commits an act giving rise to an Event of Default under clause (i) of the definition thereof (i.e., after the expiration of any applicable cure periods specified in clause (i)), the Limited Partner shall have the right, upon delivery of Notice to the General Partner setting forth a full description of the alleged act to (a) replace the General Partner with a new general partner of its choice, (b) terminate the Investment Term and to force, at any time during the Term of this Agreement, an orderly liquidation of the Partnership’s assets pursuant to the Forced Sale Procedure, and/or (c) transfer the General Partner’s Promote Payments to, at the Limited Partner’s election, either the new general partner designated by the Limited Partner in clause (a) above or to the Limited Partner itself.

ARTICLE XIX.

STRUCTURE OF APPROVED SALE OF A PROPERTY

19.1 Sale Structure. In connection with the sale of any Property which has the Approval of Partners pursuant to Section 8.2(b), the General Partner shall structure the transaction pursuant to one of the four options listed below; provided, however, that the Limited Partner must Approve which of the following options is to be utilized (and the numbered steps within each option shall be sequential but effectively simultaneous, and the structures designated by the Limited Partner shall occur contemporaneously with the sale of the applicable Property by the REIT Owner which has been Approved by the Partners pursuant to Section 8.2(b)):

19.1.1 (a) The Partnership shall distribute to the Partners all of the Partnership’s voting shares of stock in the REIT Owner pro rata based on each Partner’s respective Distribution Share; (b) the Limited Partner shall sell, and the General Partner or one of its Affiliates shall purchase, the shares of the stock in the REIT Owner distributed to the Limited Partner for an amount equal to the Limited Partner’s Distribution Share; (c) the General Partner, as the holder of 100% of the voting shares of the REIT Owner’s stock, shall cause the REIT Owner to sell the related Property to the third-party purchaser for the Agreed Purchase Price; and (d) the REIT Owner shall distribute the net proceeds resulting from the sale to the General Partner (which should equal the total of the Distribution Share for each Partner), in any manner which the General Partner deems appropriate.

19.1.2 (a) The Partnership shall cause the REIT Owner to sell its Property to the third party purchaser for the Agreed Purchase Price; (b) immediately following the sale of the Property, the Partnership will distribute to the Partners all of the voting shares of stock in the REIT Owner pro rata based on their Distribution Shares; (c) concurrently with the distribution of the REIT Owner’s shares, the Partners will enter into a shareholders’ agreement pursuant to which they will agree that neither shall permit or cause the REIT Owner to declare a capital gain distribution or liquidation or permit such REIT Owner to acquire any new Properties without the Approval of the other Partner; (d) the Limited Partner shall sell, and the General Partner shall purchase, the Limited Partner’s stock ownership interest in the REIT

Owner for the amount of the Limited Partner’s Distribution Share; and (e) thereafter, the General Partner shall have discretion and authority to exercise any and all rights available to it as the sole shareholder of such REIT Owner.

19.1.3 (a) The Partnership shall sell, and the General Partner or one of its Affiliates shall purchase, 100% of the Partnership’s shares of stock in the REIT Owner for the Agreed Purchase Price; (b) the General Partner shall, through its 100% ownership of the voting shares, cause the REIT Owner to sell the Property to the third party purchaser for the Agreed Purchase Price; and (c) thereafter, the General Partner shall have discretion to exercise any and all rights available to it as the sole voting shareholder of the REIT Owner.

19.1.4 The Partnership shall sell 100% of the Partnership’s shares of stock in the REIT Owner to the third party purchaser for the Agreed Purchase Price.

In addition to the structures set forth above, the Partners shall continue to analyze alternative structures that will most efficiently address their respective tax positions, and each Partner will cooperate with the other Partner to incorporate any such structures into final documentation for any such transaction. Such final documentation will also include provisions permitting the General Partner (i) to make a protective Taxable REIT Subsidiary (“TRS”) election under the Code for each REIT Owner to take effect when and if the REIT Owner fails to qualify as a real estate investment trust and (ii) to cause each REIT Owner to enter into a protective trust agreement with a TRS to help protect the REIT Owner’s status as a real estate investment trust under the Code.

If, pursuant to the sale of the stock of a REIT Owner by the Partnership to a third party, the Partnership is required to provide a tax indemnity with respect to the failure of the REIT Owner to qualify as a REIT under the Code, the Partnership shall bear the full liability for such indemnity. If as the result of any future change in the Code a sale of Property would not be subject to FIRPTA, then the General Partner will not be required to structure the sale of the Property as a sale of stock pursuant to this Article XIX.

In proposing any modifications pursuant to this paragraph, the Partners shall use reasonable efforts to select alternatives which minimize any likely material adverse effect on the amount or timing of Capital Contributions, distributions of Available Cash, allocations of Profits and Losses, management, consent or other rights of the Partners and any material adverse tax effect on the Partners or any Affiliate of the Partners.

The Partners acknowledge that the organizational documents of each REIT Owner will govern the redemption of the shares of non-voting Shareholders.

ARTICLE XX.

BUY-OUT REMEDY UPON OCCURRENCE OF CERTAIN EVENTS OF DEFAULT

20.1 Default Price. Upon the occurrence of any Events of Default described in clause (c), (d), (e), (f), (g), (i) or (j) of the definition thereof with respect to any Partner (a “Defaulting Partner”), the Non-Defaulting Partner shall have the right, by Notice given to the Defaulting Partner, to purchase, either for its own account or by assignment to an Affiliate or any other

Person designated by the Non-Defaulting Partner (a “FMV Purchaser”), the entire Interest of the Defaulting Partner at the FMV Price determined pursuant to Section 20.5 hereof. The amount payable to a Defaulting Partner for its Interest hereunder shall be referred to as the “Default Price” and shall be equal to the FMV Price less (a) the amount of any actual direct damages caused by the Defaulting Partner’s breach (but specifically excluding punitive and compensatory damages), (b) the reasonable out-of-pocket expenses incurred by the Non-Defaulting Partner in response to or enforcement of the subject Event of Default, (c) the costs of any Qualified Appraiser appointed pursuant to Section 20.5; and (d) for an Event of Default described in clause (c), (g) or (i) of the definition thereof only, the lesser of 5% of the FMV Price or $1 million.

20.1.1 Closing and Payment. The closing of the purchase of the Defaulting Partner’s Interest hereunder shall take place not later than 90 days after the occurrence of the Event of Default. At the closing of the purchase pursuant to this Article XX (the exercise of the provisions of this Article XX by the Non-Defaulting Partner being herein called the “Buy-Out Remedy”), the FMV Purchaser shall deliver to the Defaulting Partner the full Default Price in immediately available funds.

20.1.2 No Distributions or Allocations. From and after the occurrence of any Event of Default described in clause (c), (d), (e), (f), (g), (i) or (j) of the definition thereof, and during the exercise of the Buy-Out Remedy as set forth herein, the Defaulting Partner shall not be entitled to receive any distributions of Available Cash or other Partnership property hereunder, but rather all Available Cash and other Partnership property that would otherwise be distributable to the Defaulting Partner shall be distributed to the Non-Defaulting Partner (to be applied as a credit to the Default Price) until the closing of the purchase of the Defaulting Partner’s Interest by the FMV Purchaser.

20.2 Additional Purchase Terms. The purchase of any Interest pursuant to this Article XX shall be governed by the following additional terms: (a) the Interest purchased shall be free and clear of all security interests, charges, liens and encumbrances, and (b) if the purchased Interest cannot be transferred free and clear of all security interests, charges, liens or encumbrances, the FMV Purchaser shall have the right to deduct liens of a fixed or ascertainable amount in determining the Default Price.

20.3 Liquidation Remedy. Upon the occurrence of any Event of Default described in Section 20.1 with respect to any Partner, the Non-Defaulting Partner shall have the right to cause and control the dissolution, winding up and termination of the Partnership pursuant to Article XIII hereof.

20.4 Remedies Not Exclusive. The rights and remedies of the Partners hereunder shall not be mutually exclusive. The exercise of one or more of the provisions of this Article XX shall not preclude the exercise of any other provisions of this Agreement or any other remedy at law or in equity, cumulatively. Each of the Partners confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any Partner as against any other Partner for a breach or threatened breach of any provision of this Agreement, it being the intention of this Section 20.4 to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity or at law or otherwise.

20.5 Selection of Appraisers. Where the purchase price for the Interests(s) of any Partner being sold pursuant to this Article XX is to be determined, the Partners shall attempt to agree on such price for the Interest (the “FMV Price”), and if the Partners are unable to agree upon the FMV Price within 21 days after the Notice is given pursuant to Section 20.1 (the “FMV Price Outside Date”), the FMV Price shall be determined pursuant to this Section 20.5. For purposes of this Section 20.5, the FMV Price shall be the price at which a hypothetical unrelated willing buyer and seller, neither of which is under any compulsion to act, would agree to the purchase and sale of the Interest(s) at issue.

20.5.1 Each appraiser selected pursuant to this Section 20.5 shall be an independent appraiser who is a member of the American Appraisal Institute with at least 10 years of experience in appraising commercial real estate and who has within the last 2 years appraised office buildings having a market value of $50 million or more in one or more of the Target Markets (a “Qualified Appraiser”).

20.5.2 In the event the Partners cannot agree upon the FMV Price by the FMV Price Outside Date, then, within ten (10) days after the FMV Price Outside Date, the Partners, together, shall appoint a Qualified Appraiser (“Arbitrating Appraiser”) and shall upon such appointment submit to the Arbitrating Appraiser their respective determinations of the FMV Price. Within ten (10) days after appointment and receipt of the written determination of FMV Price from each Partner, the Arbitrating Appraiser shall select, without modification or qualification, one of the two written determinations of the FMV Price submitted by the Partners as the FMV Price for the purposes of this Agreement. In the event that the Partners are unable to agree on a Qualified Appraiser to serve as the Arbitrating Appraiser in the specified 10-day period, then within 10 days after the end of that 10-day period, each Partner shall appoint a Qualified Appraiser and the 2 Qualified Appraisers so selected, within 5 days after both have been appointed, shall then select a Qualified Appraiser to serve as the Arbitrating Appraiser hereunder. If a Partner shall fail or refuse to deliver to the Arbitrating Appraiser its written determination of the FMV Price and such failure or refusal shall continue for 2 business days after written notice from the other Partner, then the Qualified Appraiser shall be authorized to select the written determination submitted by the other Partner. If a Partner shall fail or refuse to appoint a Qualified Appraiser for the purpose of selecting an Arbitrating Appraiser (because the Partners were unable to agree on an Arbitrating Appraiser as provided above), then the Qualified Appraiser appointed by the other Partner shall be authorized to determine the FMV Price.

20.5.3 FMV Price Binding. The determination of the FMV Price pursuant to this Section 20.5 shall be final and binding upon the Partnership and the Partners.

20.5.4 Costs of Appraisal. The costs of the appraisers appointed pursuant to this Section 20.5 shall be paid by the Partnership and then deducted from the FMV Price as provided in Section 20.1. All appraisal proceedings shall be held in the U.S. City designated by the Non-Defaulting Partner. The Partners shall be given reasonable advance notice of the time and place of any appraisal proceedings, and both shall have the right to be present, heard and represented by counsel. The appraisers shall not have the power to add to or subtract from or otherwise change the terms and provisions of this Agreement, and their determination shall be consistent and in accordance with the terms and provisions of this Agreement. The appraisers shall give prompt notice of their decision to each party.

20.5.5 Appraisal Considerations. In determining the FMV Price of a Defaulting Partner’s Interest, the appraisers may, to the extent the appraisers deem it appropriate, consider the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all of the tangible assets of the Partnership and the REIT Owners in excess of the financing then encumbering the Partnership’s and REIT Owners’ assets and other indebtedness of the Partnership and REIT Owners, which valuation would be made on the assumption that such assets are subject to this Agreement and to any other agreement then in effect. The appraisal will consider, among other things, the fiscal year cash flow projection of the Partnership and REIT Owners. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date and other terms of the liabilities of the Partnership and REIT Owners, whether fixed or contingent, including the favorable or unfavorable nature of the financing then encumbering the Partnership’s and REIT Owners’ assets, and the prospects whether the income from the Partnership’s and REIT Owners’ assets would be sufficient to satisfy such liabilities when due, excluding any liability under any financing already taken into account. The appraisal shall not include the value, if any, of any intangible assets of the Partnership and REIT Owners, such as goodwill. The fair market value of any Interest shall be determined taking into account any liens, security interests, charges or encumbrances to which purchaser will take the Interest subject.

ARTICLE XXI.

POTENTIAL NEW INVESTMENT PROGRAM

21.1 Subsequent Investment Program. If, at the end of the Investment Term, the General Partner launches a follow-on investment program substantially similar to the investment strategy of the Partnership, the Limited Partner may elect, in its sole discretion, to be an investor in such follow-on investment program on the following terms and conditions: (a) the General Partner and the Limited Partner, or their respective Affiliates, will participate ratably in accordance with their respective ownership interest in such follow-on investment program in the promoted interest to be received from any other investors in such program; (b) the Limited Partner shall commit to make a capital investment at least equal to the higher of (i) $50 million and (ii) 20% of the program’s initial committed equity; (c) the third party investor(s) in such program must be committed to contribute no less than 33% of the program’s initial committed equity; (d) the other relevant terms shall be based on the then current market conditions to the extent they differ from the Partnership’s terms; (e) the investment objectives of the new program shall be similar to the Partnership’s investment objectives; and (f) the Limited Partner shall not, prior to the initial closing of such program, have transferred more than 50% of its Interest in the Partnership to one or more third parties.

ARTICLE XXII.

INVESTMENT REPRESENTATIONS.

22.1 Representations and Warranties of Each Partner. Each Partner hereby represents and warrants to the Partnership and each other Partner, as of the date hereof, as follows:

(a) The Partner is duly organized, validly existing, and in good standing under the law of its state of organization, has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all actions necessary for the due authorization, execution, delivery and performance by that Partner of this Agreement have been duly taken.

(b) To the best of each Partner’s knowledge, the Partner’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Partner is a party or by which it is bound.

(c) The Partner is acquiring its Interest in the Partnership for the Partner’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking, agreement or arrangement of any kind with any person to sell, transfer or pledge to any person its interest or any part thereof, nor does such Partner have any plan to enter into any such agreement.

(d) By reason of its business or financial experience, the Partner has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Partnership, and at the present time could afford a complete loss of such investment.

(e) The Partner is aware of the Partnership’s business affairs and financial condition and has acquired sufficient information about the Partnership to reach an informed and knowledgeable decision to acquire an interest in the Partnership.

(f) The Partner acknowledges that the Partnership Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws and subject to the transfer restrictions set forth in Article XI, may not be resold or transferred by the Partner without appropriate registration or the availability of an exemption from such requirements. In this connection, the Partner represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933.

(g) No outside broker has been involved with respect to the acquisition by the Partner of an ownership interest in the Partnership.

(h) The Partner has obtained the approval of its board of directors and any other required approving authority to enter into and perform the transactions contemplated by this Agreement.

22.2 Representations and Warranties of General Partner. The General Partner hereby represents and warrants that as of the date hereof PPT is a domestically-controlled real estate investment trust within the meaning of Section 897(h) of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership

By:	Prentiss Properties I, Inc., a Delaware corporation, its General Partner

	By:	/s/ Michael A. Ernst
Name: Michael A. Ernst
Title: Executive Vice President Chief Financial Officer

Stichting Pensioenfonds ABP, a Netherlands foundation

By:	ABP Investments US, Inc., a Delaware corporation

	By:	/s/ Paul Spijkers
Name: Paul Spijkers
Title: President

	By:	/s/ Arnold Shapiro
Name: Arnold Shapiro
Title: Managing Director

PPL is executing this Agreement solely to effect the assignment of its 0.1% limited partnership interest to the Limited Partner as described in the RECITALS AND ASSIGNMENTS set forth in this Agreement.

PRENTISS PROPERTIES LIMITED, INC., a Delaware corporation

By:	/s/ Michael A. Ernst
Name: Michael A. Ernst
Title: Executive Vice President Chief Financial Officer

Exhibit E, Page 1